EXECUTION VERSION

DEBTOR-IN-POSSESSION REVOLVING CREDIT AGREEMENT

Dated as of November 29, 2010

among

PALM HARBOR HOMES, INC.,
AND
THE OTHER DEBTORS NAMED HEREIN,

each as a Debtor and Debtor-in-Possession
and, collectively,
as the Borrowers

and

FLEETWOOD HOMES, INC.

as Lender

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

This DEBTOR-IN-POSSESSION REVOLVING CREDIT AGREEMENT, dated as of November 29, 2010 (this “Agreement”), by and among PALM HARBOR HOMES, INC., a Florida corporation (“PHH”), and each of the other direct or indirect Subsidiaries of PHH set forth on Schedule I hereto each as a debtor and debtor-in-possession under chapter 11 of the Bankruptcy Code (each, a “Borrower,” and, collectively, the “Borrowers”) and FLEETWOOD HOMES, INC., as lender (the “Lender”).

WITNESSETH

WHEREAS, on November 29, 2010 (the “Petition Date”), each of the Borrowers filed a voluntary petition for relief under title 11 of chapter 11 of the United States Code, 11 U.S.C. §§ 101 et seq (as amended, the “Bankruptcy Code”) with the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), thus commencing the cases that the Borrowers shall seek or have sought to be jointly administered (collectively, the “Bankruptcy Cases”); and

WHEREAS, from and after the Petition Date, the Borrowers continue to operate their respective businesses as debtors and debtors-in-possession pursuant to sections 1107 and 1108 of the Bankruptcy Code; and

WHEREAS, each of the Borrowers has an immediate need for funds to continue to operate its respective businesses and the Borrowers have not been able to obtain sufficient credit or to incur sufficient debt from any other source sufficient to continue their business operations; and

WHEREAS, the Borrowers have requested that the Lender extend credit to them through a post-petition financing facility in an aggregate principal amount of up to $50,000,000 (exclusive of interest added to the Loan in accordance with the terms and conditions set forth herein); and

WHEREAS, the Borrowers have agreed to secure their obligations hereunder with first priority Liens on and security interests, subject to specified exceptions, in, all of their respective real, personal and intangible property, in accordance with sections 364(c) and 364(d) of the Bankruptcy Code; and

WHEREAS, pursuant to section 364(c)(1) of the Bankruptcy Code, each Borrower agrees and acknowledges that its obligations arising hereunder shall constitute allowed administrative expense claims in the Bankruptcy Cases, having priority over all administrative expenses of the kind specified in sections 503(b) and 507(b) of the Bankruptcy Code, except the claims specifically granted priority under the terms of this Agreement and the interim and final orders relating thereto; and

WHEREAS, the Lender has indicated its willingness to agree to make such financing available to the Borrowers pursuant to sections 364(c)(1), (2) and (3) and section 364(d)(1) of the Bankruptcy Code on the terms and conditions of this Agreement; and

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01     Definitions.

As used in this Agreement, the following terms shall have the meanings specified below unless the context otherwise requires:

“Accounts Receivable” means, with respect to any Person, all trade and other accounts receivable and other rights to payment from past or present customers and other account debtors of such Person, and the full benefit of all security for such accounts or rights to payment, including all trade, vendor and other accounts receivable representing amounts receivable in respect of goods sold or leased or services rendered to customers of such Person or in respect of amounts refundable or otherwise due to such Person from vendors, suppliers or other Persons.

“Accounts Receivable Value” means, as of any date of determination, the value of the Accounts Receivable of Borrowers valued in the following manner:

(a)           100% of the amount of any Account Receivable shall be counted if, as of such date of determination, such Account Receivable is aged 90 or less days from the date of issuance of the statement or invoice therefor; and

(b)           no value shall be given to any Account Receivable that, as of such date of determination, is aged more than 90 days from the date of issuance of the statement or invoice therefor, or any Account Receivable that is owing by an account debtor that is bankrupt, in receivership or insolvent or has ceased to conduct business or is disputing such Account Receivable (but only with respect to the amount disputed).

“Acquisition” means any transaction in which any Borrower directly or indirectly (a) acquires any Property with which an ongoing business is conducted or is to be conducted; (b) acquires all or substantially all of the assets of any Person or division thereof, whether through a purchase of assets, merger or otherwise, (c) acquires (in one transaction or as the most recent transaction in a series of transactions) control of at least a majority of the Equity Interests of a corporation, or (d) acquires control of more than 50% ownership interest in any Person.

“Affiliate” means, with respect to any Person, a stockholder, executive officer, director, manager or any other Person directly or indirectly controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of power to direct or cause the direction of the management or policies of an entity.

“Agreement” means this Debtor-in-Possession Revolving Credit Agreement, together with all Exhibits and Schedules hereto, as the same may be amended, supplemented or otherwise modified from time to time.

“Asset Sale” means the sale, lease, transfer, conveyance or other disposition of any asset (including by way of a sale and leaseback transaction); provided that, notwithstanding the foregoing, none of the following shall be deemed to be an Asset Sale (a) any sale of Inventory in the ordinary course of business (including the liquidation of Inventory in closed locations), other than sales at less than factory invoice price or, with respect to REO Property and raw land, book value, without the prior written consent of Lender, (b) any transfer of assets to a Borrower, (c) any sale, transfer or other disposition of overdue and delinquent accounts in the ordinary course of business consistent with past practice, (d) any disposition of cash or cash equivalents, (e) any surrender or waiver of contract rights or the settlement, release or surrender of contract rights or other litigation claims in the ordinary course of business, (f) any sale, lease, or disposition of tangible personal property that have become worn out, obsolete or damaged or otherwise unsuitable for use in connection with the Business of the Borrowers, or (g) sale of the facility located in La Grange, Georgia at Lots 146 and 175 of the 6th District of Troup County, Georgia and such assets that have been used at such facility for the entire three-month period immediately preceding the date hereof.

“Availability Period” means the period from the Closing Date to the earlier of (a) the Business Day immediately preceding the Maturity Date, or (b) the date on which the Commitments are terminated in accordance with the provisions of this Agreement.

“Bankruptcy Cases” has the meaning specified in the recitals hereto.

“Bankruptcy Code” has the meaning specified in the recitals hereto.

“Bankruptcy Court” has the meaning specified in the recitals hereto.

“Base Commitment” subject to the terms and conditions set forth herein, means $50,000,000 (exclusive of interest added to the Loan in accordance with the terms and conditions set forth herein).

“Bid Procedures Order” means an order of the Bankruptcy Court, in form and substance reasonably satisfactory to Lender, approving, among other things, (a) Palm Harbor Homes, Inc., a Delaware Corporation (“Purchaser”), as the stalking horse bidder for all or substantially all of the Property of the Borrowers, (b) notice and service requirements to creditors and parties in interest with respect to the transactions contemplated in that certain Asset Purchase Agreement, by and among the Borrowers and Purchaser, (c) the break-up fee and the expense reimbursement (and deeming the break-up fee an administrative priority expense entitled to first priority under sections 503(b) and 507(a)(1) of the Bankruptcy Code and which shall be a super-priority first priority Lien on the transferred Property of the Borrowers pursuant to section 364 of the Bankruptcy Code), and (d) the bidding procedures relating to the auction and sale of the transferred Property of the Borrowers, including the ability of Purchaser, to the extent of its interest as assignee of Lender under this Agreement, to credit bid all outstanding amounts owing by Borrowers under the DIP Facility.

“Borrower” has the meaning specified in the preamble hereto.

“Borrowing” means any amount funded by Lender and made part of the Loan hereunder.

“Business” means the business of the design, production, marketing, sale and servicing of manufactured and modular homes.

 “Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in Phoenix, Arizona are authorized or required by law to close.

 “Capital Expenditures” means, for any period, with respect to the Borrowers, the aggregate of all expenditures by the Borrowers for the acquisition or leasing (pursuant to a Capital Lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) which are required to be capitalized in accordance with GAAP on a balance sheet of any of the Borrowers for any period.

“Capital Lease” means, as applied to any Borrower, any lease of any Property by such Borrower as lessee which, in accordance with GAAP in effect as of the date of this Agreement, is or should be accounted for as a capital lease on the balance sheet of such Borrower.

“Capital Lease Obligation” means the capital lease obligations (including the payment of rent or other amounts) relating to a Capital Lease determined in accordance with GAAP in effect as of the date of this Agreement.

“Change of Control” means (a) a sale, lease or other disposition of assets or properties of any Borrower having a book value of more than 50% of the book value of all the assets and properties of such Borrower; (b) any transaction in which one or more Persons shall after the Closing Date directly or indirectly acquire from the holders thereof, by purchase or in a merger, consolidation or other transfer or exchange of outstanding capital stock, ownership of or control over capital stock of any Borrower (or securities exchangeable for or convertible into such stock or interests) entitled to elect a majority of the Borrower’s board of directors or representing more than 50% of the number of shares of common stock of any Borrower outstanding; (c) the adoption of a plan relating to the liquidation or dissolution of any Borrower; or (d) the designation, without the prior approval of the Lender of a Chief Executive Officer of PHH other than that person holding such office as of the Closing Date.

“Closing Date” means the date on which the conditions specified in Section 3.01 have been satisfied.

“Collateral” means the Property subject to the Liens granted to the Lender under this Agreement and the other Credit Documents.

“Collateral Documents” means the Security Agreement and any other document or instrument executed and delivered by a Borrower granting a Lien on any of its Property (including the Real Properties and Real Property Leases) to secure payment of the Obligations.

“Collections” means all funds collected from any source whatsoever including any proceeds of any Collateral regardless of source or nature and proceeds of the Equity Interests of a non-Borrower; provided that “Collections” shall not be deemed to include funds required to be held in escrow pursuant to applicable Law.

“Commitments” means, collectively, the Base Commitment and the Supplemental Commitment.

“Computer Software” means all computer software (including source code, executable code, data, databases and documentation) owned by or licensed to any Borrower which is used in, or necessary for the conduct of, the respective Business of any Borrower.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any material agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound.

“Control Account” means that certain debtor in possession account number to be established prior to the Closing Date at Wells Fargo Bank, National Association or such other financial institution acceptable to the Lender, in the name of PHH, for the purpose of receiving all Collections in accordance with this Agreement and subject to an account control agreement, in form and substance satisfactory to the Lender which provides, among other requirements of the Lender, that all withdrawals shall be subject to approval of the Lender.

“Copyrights” has the meaning set forth in the definition of “Intellectual Property” herein.

“Credit Documents” means, collectively, this Agreement, the Note, the Collateral Documents and all other related agreements and documents issued or delivered hereunder or thereunder or pursuant hereto or thereto.

“Critical Vendor Motion” means a motion to be filed by the Borrowers with the Bankruptcy Court seeking approval to pay the prepetition claims of certain of the Borrowers’ vendors.

“Default” means any event, act or condition which, with notice or lapse of time, or both, would constitute an Event of Default.

“DIP Financing Order” means the Interim DIP Financing Order or the Final DIP Financing Order, as applicable.

“Dollars” and “$” means dollars in lawful currency of the United States of America.

“Environmental, Health and Safety Liabilities” means any and all claims, costs, damages, expenses, liabilities and/or other responsibility or potential responsibility arising from or under any Environmental Law or Occupational Safety and Health Law (including compliance therewith).

“Environmental Laws” means all federal, state, local and foreign Laws, all judicial and administrative orders and determinations, and all common law concerning public health and safety, worker health and safety, pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, exposure to, or cleanup of any hazardous materials, substances, wastes, chemical substances, mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, odor, mold, or radiation, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended; the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. §§ 5101 et seq.; the Clean Water Act, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq.; the Clean Air Act, 42 U.S.C. §§ 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f et seq.; the Atomic Energy Act, 42 U.S.C. §§ 2011 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. §§ 136 et seq.; and the Federal Food, Drug and Cosmetic Act, 21 U.S.C. §§ 301 et seq.

“Equity Interests” means all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting.

“Equivalent Equity Interests” means all securities convertible into or exchangeable for Equity Interests or any other Equivalent Equity Interests and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any Equity Interests or any other Equivalent Equity, whether or not presently convertible, exchangeable or exercisable.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended, together with the rules and regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any Person, any trade or business (whether or not incorporated) (i) under common control within the meaning of section 4001(b)(1) of ERISA with such Person, or (ii) which together with such Person is treated as a single employer under sections 414(b), (c), (m), (n) or (o) of the Internal Revenue Code.

“ERISA Event” means (a) with respect to any Plan, the occurrence of a Reportable Event or the substantial cessation of operations (within the meaning of section 4062(e) of ERISA); (b) the withdrawal by any Borrower or any ERISA Affiliate from a Multiple Employer Plan during a plan year in which it was a substantial employer (as such term is defined in section 4001(a)(2) of ERISA), or the termination of a Multiple Employer Plan; (c) the distribution of a notice of intent to terminate or the actual termination of a Plan pursuant to section 4041(a)(2) or 4041A of ERISA; (d) the institution of proceedings to terminate or the actual termination of a Plan by the PBGC under section 4042 of ERISA; (e) any event or condition which would reasonably be expected to constitute grounds under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (f) the complete or partial withdrawal of any Borrower or any ERISA Affiliate from a Multiemployer Plan; (g) the conditions for imposition of a Lien under section 302(f) of ERISA exist with respect to any Plan; or (h) the adoption of an amendment to any Plan requiring the provision of security to such Plan pursuant to section 307 of ERISA.

“Event of Default” has the meaning specified in Section 7.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Final DIP Financing Order” means the final order entered by the Bankruptcy Court pursuant to sections 361, 362, 363 and 364 of the Bankruptcy Code authorizing and approving the Borrowers’ entry into the Credit Documents and the transactions contemplated thereby, which order shall include the provisions required to be included in the Interim DIP Financing Order pursuant to Section 3.01(e), which shall otherwise be in form and substance satisfactory to the Lender, in its sole discretion, as to which no stay has been entered and which has not been reversed, modified, vacated or overturned, and as to which no appeal is pending and time for appeal has expired.

“Final Order” means an order entered by the Bankruptcy Court or other court of competent jurisdiction as to which: (i) no appeal, notice of appeal, motion for reconsideration, motion to amend or make additional findings of fact, motion to alter or amend judgment, motion for rehearing or motion for new trial has been timely filed; (ii) the time for instituting or filing an appeal, motion for rehearing or motion for new trial shall have expired; and (iii) if an appeal has been timely filed no stay pending an appeal is in effect and the time for requesting a stay pending appeal shall have expired; provided, however, that the filing or pendency of a motion under Rule 9024 of the Federal Rules of Bankruptcy Procedure shall not cause an order not to be deemed a “Final Order” unless such motion was filed within ten days of the entry of the order at issue.

“First Day Orders” means all orders, reasonably deemed necessary or appropriate by the Lender, entered by the Bankruptcy Court based on motions filed by the Borrowers on or before the date which is three Business Days from the Petition Date.

“GAAP” means generally-accepted accounting principles within the United States of America, consistently applied.

“Governmental Body” means a domestic or foreign national, federal, state, provincial, or local governmental, regulatory or administrative authority, department, agency, commission, court, tribunal, arbitral body or self-regulated entity.

“Hazardous Activity” means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, release, storage, transfer, transportation, treatment or use (including any withdrawal or other use of groundwater) of any Hazardous Material in, on, under, about or from any Owned Real Property, whether or not in connection with the conduct of the Business, except to the extent in material compliance with applicable Environmental Law.

“Hazardous Material” means any substance, material or waste which is regulated by any Environmental Law, including any material, substance or waste which is defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “contaminant,” “pollutant,” “toxic waste” or “toxic substance” under any provision of Environmental Law, and including petroleum, petroleum product, asbestos, presumed asbestos-containing material or asbestos-containing material, urea formaldehyde and polychlorinated biphenyls.

“Indebtedness” means, with respect to any Person, (a) all obligations of such Person for borrowed money; (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made; (c) all obligations of such Person under conditional sale or other title retention agreements relating to Property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business); (d) all obligations of such Person issued or assumed as the deferred purchase price of Property or services purchased by such Person (other than trade debt incurred in the ordinary course of business and due within six months of the incurrence thereof) which would appear as liabilities on a balance sheet of such Person; (e) all obligations of such Person under take-or-pay or similar arrangements or under commodities agreements; (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, Property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed; provided that for purposes hereof the amount of such Indebtedness shall be limited to the greater of (i) the amount of such Indebtedness as to which there is recourse to such Person and (ii) the fair market value of the Property which is subject to the Lien; (g) all Support Obligations of such Person; (h) the principal portion of all obligations of such Person under Capital Leases; (i) all obligations of such Person in respect of interest rate protection agreements, foreign currency exchange agreements, commodity purchase or option agreements or other interest or exchange rate or commodity price hedging agreements; (j) the maximum amount of all standby letters of credit issued or bankers’ acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed); (k) all preferred stock issued by such Person and required by the terms thereof to be redeemed, or for which mandatory sinking fund payments are due, by a fixed date; and (l) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product to which such Person is a party, where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP.  The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer, but only to the extent to which there is recourse to such Person for payment of such Indebtedness.

“Information” has the meaning specified in Section 9.16.

“Initial Projected Budget” has the meaning specified in Section 5.01(d)(i).

“Initially Secured Owned Real Properties” has the meaning specified in Section 3.01(c)(iii)(B).

 “Intellectual Property” means all of the following in any jurisdiction throughout the world (a) trade names, trademarks and service marks, service names, brand names, logos, Internet domain names, trade dress and similar rights, logos, slogans, and corporate names (and all translations, adaptations, derivations and combinations of the foregoing), and general intangibles of a like nature, together with all goodwill associated with each of the foregoing and all registrations and applications to register any of the foregoing (“Marks”); (b) patents, patent applications and patent disclosures, together with all reissuances, divisionals, continuations, continuations-in-part, revisions, reissues, extensions and reexaminations thereof (“Patents”); (c) copyrights (whether registered or unregistered) and applications for registration and copyrightable works (“Copyrights”); (d) confidential and proprietary information, including trade secrets and know-how (including ideas, research and development, engineering designs and related approvals of Governmental Bodies, self-regulatory organizations and trade associations, inventions, formulas, compositions, manufacturing and production processes and techniques, designs, drawings and specifications; and (e) all licenses and sublicenses held by any Borrower as licensee pertaining to intellectual property of any other Person; and for the avoidance of doubt, “Intellectual Property” shall exclude Computer Software.

“Interest Payment Date” during the term of this Agreement, means the first Business Day of each calendar month.

“Interim DIP Financing Order” means the interim order substantially in the form attached hereto as Exhibit D, entered by the Bankruptcy Court under sections 361, 362, 363 and 364 of the Bankruptcy Code authorizing and approving, subject to the approval of the Final DIP Financing Order, the Borrowers’ entry into the Credit Documents and the transactions contemplated hereby, which order shall include the provisions required to be included therein pursuant to Section 3.01(e), which shall otherwise be in form and substance satisfactory to the Lender, in its sole discretion, and which shall not have been reversed, modified, vacated or overturned.

“Interim Period” the period commencing on the date of entry of the Interim DIP Financing Order and ending on the date on which the Final DIP Financing Order becomes a Final Order.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as interpreted by the rules and regulations issued thereunder, in each case as in effect from time to time.  References to sections of the Internal Revenue Code shall be construed also to refer to any successor sections.

“Inventory” means, as of any date of determination, all raw materials, work-in-progress, finished goods and semi-finished goods, supplies and other inventories, wherever located, used or produced by any Borrower, including REO Property obtained from HUD or other parties and held for resale.

“Investment” in any Person, means any loan or advance to such Person, any purchase or other acquisition of any Equity Interests, Equivalent Equity Interests or other securities of, or equity interest in, such Person, any capital contribution to such Person or any other investment in such Person, including any Support Obligation incurred for the benefit of such Person.

“Knowledge” means, when used to qualify any representation, warranty or other statement of the Borrowers contained herein, the actual current knowledge of any of Larry H. Keener, Kelly Tacke, Ron Powell (solely as to PHH and Nationwide Homes, Inc.) or Joe Kesterson (solely as to PHH) after reasonable investigation or inquiry into the subject matter of the representation, warranty or other statement to which such term is being applied.

“Law” means any federal, state, local or foreign statute, law, rule, regulation, order, writ, ordinance, judgment, governmental directive, injunction, decree or other requirement of any Governmental Body.

“Leased Real Properties” means each parcel of real property leased by any Borrower and set forth in Schedule 4.13-B hereto.

“Lender” has the meaning specified in the preamble hereto.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, leasehold deed of trust, lien, pledge, hypothecation, encumbrance, adverse claim, charge or security interest in, on or of such asset; (b) the interest of a vendor or a lessor under any conditional sale agreement, Capital Lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan” has the meaning specified in Section 2.01(a).

“Marks” has the meaning set forth in the definition of “Intellectual Property” herein.

“Material Adverse Effect” means a material adverse effect on (a) the condition (financial or otherwise), operations, Business, prospects, assets, Property or liabilities of the Borrowers taken as a whole; (b) the ability of any Borrower to perform any obligation under any Credit Document to which it is a party; (c) the legality, validity or enforceability of any Credit Document; (d) the perfection or priority of the Liens granted pursuant hereto and the Collateral Documents; or (e) the rights and remedies of the Lender under the Credit Documents, the Interim DIP Financing Order or the Final DIP Financing Order.

“Material Pleading” means (a) a plan of reorganization; (b) any pleading that would impair, or would have the effect of impairing, the ability of the Borrowers taken as a whole to repay their obligations arising hereunder or under the Interim DIP Financing Order or Final DIP Financing Order; (c) any pleading that would impair, or would have the effect of impairing, the ability of Lender or its Affiliates from bidding (including credit bidding) on the Property of the Borrowers pursuant to section 363 of the Bankruptcy Code or any plan of reorganization; or (d) any “debtor-in-possession financing” (other than the financing contemplated by this Agreement) that does not provide for the repayment in full of the Obligations arising hereunder on the date the first loan is made under such other financing.

“Maturity Date” means the earliest to occur of (a) April 15, 2011; (b) the date which is 15 days after entry of the Sale Order; (c) the date of the closing of the sale of the Borrowers or the sale of all or substantially all of the Property of the Borrowers; and (d) the date on which an Event of Default occurs.

“Multiemployer Plan” means a Plan which is a multiemployer plan as defined in sections 3(37) or 4001(a)(3) of ERISA.

“Multiple Employer Plan” means a Plan which any Borrower or any ERISA Affiliate and at least one employer other than a Borrower or any ERISA Affiliate are contributing sponsors.

“Net Cash Proceeds” means the aggregate proceeds paid in cash received by any Borrower in respect of any Asset Sale, net of (a) direct costs (including legal, accounting, broker and investment banking fees, and sales commissions) paid or payable as a result thereof; (b) taxes paid or payable as a result thereof, including a reserve for the Borrowers' good faith estimate of income and franchise taxes payable in connection with such sale; (c) repayment of Indebtedness that is required to be repaid in connection with such Asset Sale; and (d) appropriate amounts to be provided by the Borrowers as a reserve, in accordance with GAAP, against liabilities associated with such Asset Sale and retained by any Borrower after such Asset Sale, including pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale; provided that “Net Cash Proceeds” shall include an amount equal to any reserves previously taken against liabilities associated with Asset Sales immediately upon those reserves being determined to be in excess of such liabilities.  “Net Cash Proceeds” shall also include any cash received upon the sale or other disposition of any non-cash consideration received by the Borrowers.

“Note” has the meaning specified in Section 2.07.

“Obligations” means the Loan, the Note and all other advances, debts, liabilities, obligations, covenants and duties owing by any Borrower to the Lender, any Affiliate of any Borrower or any indemnitee, of every type and description, present or future, whether or not evidenced by any note or other instrument, arising under this Agreement or under any other Credit Document, whether or not for the payment of money, loan, guaranty, indemnification or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired.  The term “Obligations” includes all interest, charges, expenses, fees, reasonable attorneys’ fees and disbursements and any other sum chargeable to the Borrowers (or any of them) under this Agreement or any other Credit Document.

“Occupational Safety and Health Law” means any applicable Law designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, including the Occupational Safety and Health Act, and any program, whether governmental or private (such as those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

“Operating Lease” means, as applied to any Person, any lease (including leases which may be terminated by the lessee at any time) of any Property which is not a Capital Lease other than any such lease in which that Person is the lessor.

“Order for Relief” has the meaning specified in section 301(b) of the Bankruptcy Code.

 “Other Taxes” has the meaning specified in Section 2.12(b).

 “Owned Real Properties” means each parcel of real property owned by any Borrower and set forth in Schedule 4.13-A hereto, excluding any Inventory.

“Patents” has the meaning set forth in the definition of “Intellectual Property” herein.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA, or any successor thereof.

“Performance Trigger Report” has the meaning specified in Section 5.01(d)(iv).

“Performance Trigger Test Date” means the last day of Borrowers’ fiscal month and such other dates as the Lender shall reasonably request.

“Performance Trigger” shall have occurred if, at any time, the sum of (i) the aggregate value of the Inventory as of the applicable Performance Trigger Test Date (determined in accordance with GAAP); and (ii) the aggregate Accounts Receivable Value of the Borrowers as of the applicable Performance Trigger Test Date is less than 75% of the sum of the Borrowers’ reported aggregate Inventory value and Accounts Receivable Value as of October 29, 2010 (which, for added certainty, shall exclude any Account Receivable of any non-Borrower).

“Permits” means licenses, franchises, permits, variances, exemptions, orders, approvals and authorizations of Governmental Bodies, including any applications therefor, that are used for the conduct of the Business (or any part thereof) as currently conducted.

“Permitted Investments” means Investments which are (a) cash and cash equivalents; (b) Accounts Receivable created, acquired or made in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; (c) Investments consisting of stock, obligations, securities or other property received in settlement of Accounts Receivable (created in the ordinary course of business) from obligors; (d) advances in the ordinary course of business to employees, officers and directors to cover travel and entertainment expense and other ordinary business purposes in the ordinary course of business as presently conducted; and (e) other Investments in an aggregate amount not to exceed $10,000.

“Permitted Liens” means:

(a)           Liens in favor of (i) the Textron Agent and the Textron Lenders in connection with the Textron Facility; and (ii) Virgo in connection with the Virgo Credit Agreement;

(b)           Liens for taxes, assessments or governmental charges or levies not yet due or Liens for taxes being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the Property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof);

(c)           Liens in respect of Property imposed by Law arising in the ordinary course of business such as materialmen’s, mechanics’, warehousemen’s, carriers’, suppliers’, landlords’ and other like Liens, provided that (i) for any such Liens arising before the Petition Date, the enforcement and collection of such Liens is initially stayed by section 362 of the Bankruptcy Code; and (ii) except as pertaining to the Textron Facility, for any such Liens arising after the Petition Date, such Liens secure only amounts not overdue for a period of more than 30 days or are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the Property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof);

(d)           Liens (other than Liens created or imposed under ERISA) consisting of deposits made by a Borrower in the ordinary course of business in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance, social security and other similar Laws, or to secure the performance of tenders, statutory obligations, bids, leases, government contracts, trade contracts, surety, stay, customs and appeals bonds, performance and return-of-money bonds, or to secure liability to insurance carriers and other similar obligations (exclusive of obligations for the payment of borrowed money);

(e)           Liens in connection with attachments or judgments (including judgment or appeal bonds) provided that the judgments secured shall, within 30 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall have been discharged within 30 days after the expiration of any such stay;

(f)           easements, rights-of-way, restrictions (including zoning restrictions), minor defects or irregularities in title and other similar charges or encumbrances not, in any material respect, impairing the use of the encumbered Property for its intended purposes;

(g)          any interest of title of a lessor under, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, the Real Property Leases;

(h)          Liens in favor of customs and revenue authorities arising as a matter of Law to secure payment of customs duties in connection with the importation of goods;

(i)           normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions; and

(j)           Liens existing as of the Petition Date; provided that no such Lien shall at any time be extended to or cover any Property other than the Property subject thereto on the Closing Date.

“Person” means any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise (whether or not incorporated) or any Governmental Body.

“Petition Date” has the meaning set forth in the Recitals.

“Plan” means any employee benefit plan (as defined in section 3(3) of ERISA) which is covered by ERISA and with respect to which any Borrower or any of its Subsidiaries or any ERISA Affiliate is (or, if such plan were terminated at such time, would under section 4069 of ERISA be deemed to be) an “employer” within the meaning of section 3(5) of ERISA.

“Pledged Certificated Equity Interests” has the meaning set forth in the Security Agreement.

“Projected Budget” has the meaning specified in Section 5.01(d)(i).

“Property” means any right or interest in or to any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Real Properties” has the meaning set forth in Section 4.13(b).

“Real Property Lease” has the meaning set forth in Section 4.13(b).

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Materials).

“REO Property” means, for any Person, any real or personal Property acquired by such Person through appropriate foreclosure and similar proceedings or from any third party that acquired such Property through appropriate foreclosure and similar proceedings.

“Reportable Event” means any of the events set forth in section 4043(c) of ERISA, other than those events as to which the notice requirement has been waived by regulation.

“Responsible Officer” means Larry H. Keener or Kelly Tacke.

“Restricted Payment” means, as to any Person, (a) any dividend, return of capital, distribution or other payment or disposition of property for less than fair market value, whether direct or indirect and whether in cash, securities or other property, on account of any Equity Interests or Equivalent Equity Interests of any Person or any of its Subsidiaries, in each case now or hereafter outstanding, including with respect to a claim for rescission of a disposition of such Equity Interests or Equivalent Equity Interests; and (b) any redemption, retirement, termination, defeasance, cancellation, purchase or other acquisition for value, whether direct or indirect, of any Equity Interests or Equivalent Equity Interests of any Borrower, now or hereafter outstanding, and any payment or other transfer setting aside funds for any such redemption, retirement, termination, cancellation, purchase or other acquisition, whether directly or indirectly and whether to a sinking fund, a similar fund or otherwise.

“Sale Motion” has the meaning specified in Section 7.01(i).

“Sale Order” shall mean the order of the Bankruptcy Court on the Sale Motion approving the sale of the Property of the Borrowers.

“Security Agreement” means that certain Security Agreement, executed on the date hereof, by the Borrowers in favor of the Lender, together with all Exhibits and Schedules thereto, as such agreement may be amended, supplemented or modified from time to time.

“Senior Liens” has the meaning specified in Section 3.01(e)(iii).

“Single Employer Plan” means any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan or a Multiple Employer Plan.

“Subsidiary” means, as to any Person, any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding Equity Interests having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time Equity Interests of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency); (b) the interest in the capital or profits of such partnership, joint venture or limited liability company; or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Supplemental Commitment” subject to the terms and conditions set forth herein, means $5,000,000 (exclusive of interest added to the Loan in accordance with the terms and conditions set forth herein).

“Support Obligations” means, as to any Person, without duplication, any obligations of such Person (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing or intended to guarantee any Indebtedness of any other Person in any manner, whether direct or indirect, and including any obligation, whether or not contingent, (a) to purchase any such Indebtedness or any Property constituting security therefore; (b) to advance or provide funds or other support for the payment or purchase of any such Indebtedness or to maintain working capital, solvency or other balance sheet condition of such other Person (including keep well agreements, maintenance agreements, comfort letters or similar agreements or arrangements) for the benefit of any holder of Indebtedness of such other Person; (c) to lease or purchase Property, securities or services primarily for the purpose of assuring the holder of such Indebtedness against loss; or (d) to otherwise assure or hold harmless the holder of such Indebtedness against loss in respect thereof, but specifically excluding guaranties or other assurances with respect to any Borrower’s performance obligations under bids or contracts made or entered into in the ordinary course of business.  The amount of any Support Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Support Obligation is made.

“Taxes” has the meaning specified in Section 2.12(a).

“Textron Agent” means the agent under the Textron Facility.

“Textron Facility” means that certain Amended and Restated Agreement for Wholesale Financing (Finished Goods – Shared Credit Facility) dated May 25, 2004, as amended, by and among PHH, Palm Harbor Manufacturing, L.P., Palm Harbor Homes I, L.P., Palm Harbor Marketing, Inc., Textron Financial Corporation and the other “Lenders” named therein.

 “Textron Lenders” means those certain lenders under the Textron Facility.

“UCC” means the Uniform Commercial Code, as in effect in any applicable jurisdiction.

“Virgo” means Virgo Service Company, LLC, a Delaware limited liability company.

“Virgo Credit Agreement” means that certain Credit Agreement, dated as of January 29, 2010, in favor of Virgo and the lenders named therein, CountryPlace Acceptance Corporation, CountryPlace Mortgage, LTD., CountryPlace Mortgage Holdings, LLC, each as a borrower, and PHH, CountryPlace Acceptance G.P., LLC, and CountryPlace Acceptance L.P., LLC, as the guarantors.

“Weekly Budget” has the meaning specified in Section 5.01(d)(ii).

Section 1.02      Computation of Time Periods..  For purposes of computation of periods of time hereunder, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”

Section 1.03     Accounting Terms; Certain Calculations.  Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lender hereunder shall be prepared, in accordance with GAAP applied on a consistent basis.

ARTICLE II

THE LOAN

Section 2.01     Loan; Reserves and Releases.

(a)          Loan.  Subject to the terms and conditions set forth herein, the Lender agrees to make certain loans (the “Loan”) to the Borrowers in accordance with and pursuant to the terms and conditions of this Agreement in the aggregate amount of the Commitments; provided that any Borrowing (including any reborrowing, once repaid) of the Supplemental Commitment shall be subject to approval of the Lender in its sole discretion. The Loan (i) subject to the limitations set forth in Section 2.01(b), shall be made on the Closing Date and, subject to the limitations set forth in Section 2.02(a), shall be made from time to time thereafter if requested by the Borrowers pursuant to Section 2.03 during the Availability Period; (ii) may be prepaid in accordance with the provisions hereof, and once prepaid, may be reborrowed in accordance with the terms hereof; and (iii) shall not exceed at any time the Commitments of the Lender.

(b)         Amount of Loan on the Closing Date.  The Borrowers may borrow an aggregate amount not to exceed the amount described in Section 2.02(a); provided that no Performance Trigger shall be in existence, as evidenced in the applicable Performance Trigger Report.  In the event a Performance Trigger has occurred and is continuing, the Lender shall not be obligated to fund any Borrowings until such time as the Performance Trigger has been cured.

(c)          Releases.  Releases of any Collections in the Control Account are subject to approval of the Weekly Budget pursuant to the budgetary approval process as outlined in Section 5.01(d)(ii) below.  Upon approval, the Lender shall release the approved Collections to the Borrowers and, if and to the extent applicable, apply the amounts set forth in the Weekly Budget to optional prepayments of the Loan, in each case, on the first Business Day of the following week.

Section 2.02     Use of Proceeds.

(a)          The proceeds of the Borrowing funded on the Closing Date shall be used by the Borrowers to pay (i) in full the Textron Facility on the Closing Date and (ii) all costs and accrued and unpaid fees and expenses (including reasonable legal fees and expenses) required to be paid to the Lender on or before the Closing Date, to the extent then due and payable.

(b)         Thereafter, the proceeds of any Borrowing funded pursuant hereto shall be used by the Borrowers to finance working capital, for Capital Expenditures, and for other general corporate purposes of the Borrowers at all times in accordance with the Weekly Budget approved by the Lender pursuant to the budgetary approval process as outlined in Section 5.01(d)(ii) below; provided that the Lender in its sole discretion can approve additional releases upon request by the Borrowers and approval of the use of funds using the budgetary approval process as outlined in Section 5.01(d)(ii).

Section 2.03     Borrowing; Releases.  Pursuant to the budgetary approval process as outlined in Section 5.01(d)(ii) below, and provided that no Performance Trigger has occurred and is continuing, the Borrowers may borrow the amount set forth in the Weekly Budget (in excess of released Collections approved by the Lender for the funding of such Weekly Budget); provided that each Borrowing shall be in an aggregate amount of not less than $100,000 or an integral multiple of $100,000 in excess thereof; and provided further that in no event shall a Borrowing cause the aggregate principal amount of the Loan outstanding to exceed the Base Commitment without the prior consent of Lender (as evidenced by its funding of the applicable amount from the Supplemental Commitment).

Section 2.04     Funding of Borrowings.  If, for the applicable week, the Weekly Budget is delivered on the preceding Thursday (or, if such day is not a Business Day, the immediately preceding Business Day) not later than 11:00 A.M. (Mountain Standard Time), each Borrowing and release of Collections approved by the Lender shall be funded on the first Business Day of the following week.  Each Weekly Budget approved by the Lender shall constitute an irrevocable request by the Borrowers to borrow the funds set forth therein.  The Lender shall, on the date of the proposed Borrowing, and upon fulfillment of the applicable conditions set forth in ARTICLE III, make available to the Borrowers, at their address referred to in Section 9.01, in immediately available funds, the proposed Borrowing.

Section 2.05     Repayment.  The Borrowers shall, jointly and severally, repay the entire unpaid principal amount of the Loan, together with all interest thereon and all other amounts and Obligations payable under this Agreement, in full upon the Maturity Date.

Section 2.06     Prepayments.

(a)          Optional Prepayments.  The Borrowers may prepay the outstanding principal amount of the Loan in whole, subject to any applicable prepayment premium set forth herein, or in part, upon approval of the Weekly Budget pursuant to the budgetary approval process as outlined in Section 5.01(d)(ii) below, without penalty, in either case, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that each partial prepayment shall be in an aggregate principal amount not less than $500,000 or integral multiples of $500,000 in excess thereof (or such lesser amount as is required to pay the Loan in full).  Upon the giving of such notice of prepayment, the principal amount of the Loan specified to be prepaid shall become due and payable on the date specified for such prepayment.

(b)         Mandatory Prepayments.  The Borrowers shall prepay the Loan (i) in an amount equal to the Net Cash Proceeds of any Asset Sale completed in accordance with Section 6.04(b), within one Business Day after receipt of such Net Cash Proceeds; and (ii) from and in the amount of net proceeds (including from applicable insurance policies) of casualty events and condemnations with respect to any of their respective Property (the net proceeds shall also be net of a reserve for the Borrowers’ good faith estimate of income and franchise taxes attributable thereto), and subsequent permitted Indebtedness.

(c)          Prepayment Premiums.  Any prepayment in full prior to the Maturity Date shall be accompanied by a prepayment premium, payable by the Lender in an amount equal to 3% multiplied by the amount of the Lender’s Commitments; provided, that for the avoidance of doubt, there shall be no Prepayment Premium payable in accordance with a sale to the Lender or the highest bidder pursuant to the Sale Motion.

Section 2.07     Note.  The obligation of the Borrowers to repay the Loan made by the Lender and to pay interest thereon at the rates provided herein shall at all times be joint and several obligations and shall be evidenced by a promissory note, substantially in the form of Exhibit A (the “Note”), executed by all of the Borrowers, payable to the order of the Lender and in the principal amount of the Lender’s Commitments.  Each Borrower authorizes the Lender to record on the schedule annexed to the Note, the date and amount of each Borrowing requested by the Borrowers and made by the Lender, and each payment or prepayment of principal thereunder and agrees that all such notations shall constitute prima facie evidence of the matters noted.  Each Borrower further authorizes the Lender to attach to and make a part of the Note continuations of the schedule attached thereto as necessary.  No failure to make any such notations, nor any errors in making any such notations, shall affect the validity of the Borrower’s obligations to repay the full unpaid principal amount of the Loan, together with all interest thereon and all other amounts and Obligations payable under this Agreement, or the duties of the Borrowers hereunder or the other Borrowers under the Security Agreement.

Section 2.08     Expiration of Commitments.  The Commitments shall expire on the last day of the Availability Period.

Section 2.09     Interest.  Interest shall accrue on Borrowings under the Base Commitment at the per annum rate of 7% and on Borrowings under the Supplemental Commitment at the per annum rate of 12%.  All interest on the Loan shall be based on a 365/366-day year and actual days elapsed; provided, however, at all times after the occurrence and during the continuance of an Event of Default, interest on the Loan shall accrue and be payable at a per annum rate of 12%.  All interest on the outstanding principal balance of the Loan shall be calculated monthly and shall be payable, at the option of the Borrowers, either (a) in cash, monthly in arrears on each Interest Payment Date; or (b) by the addition of such amount of interest to the then-outstanding principal amount of the Loan on such Interest Payment Date; provided that, at maturity or upon any prepayment of the Loan (whether in whole or in part), all interest then-outstanding shall be payable prior to giving effect to any payment of principal.  If, as of any Interest Payment Date, the Borrowers have not paid the entire amount of interest then due, such failure to pay interest shall be deemed to be an irrevocable election by the Borrowers to add such remaining interest to the outstanding principal amount of the Loan on such Interest Payment Date.  Any interest added to principal pursuant to the provisions of this Section 2.09 shall, from and after the Interest Payment Date, accrue interest as if an original part of the principal amount of the Loan.

Section 2.10     Increased Costs.  If, due to either (a) the introduction of or any change in or in the interpretation of any Law or regulation; or (b) compliance with any guideline or request from any Governmental Body (whether or not having the force of Law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining the Loan, then the Borrowers shall from time to time, upon demand by the Lender, pay to the Lender additional amounts sufficient to compensate the Lender for such increased cost.  A certificate as to the amount of such increased cost, submitted to the Borrowers by the Lender, shall be conclusive and binding for all purposes, absent manifest error.

Section 2.11     Payments and Computations.

(a)          The Borrowers shall make each payment hereunder and under the Note not later than 11:00 A.M. (Mountain Standard Time) on the day when due, in Dollars, to the Lender at its address referred to in Section 9.01 in immediately available funds without set-off or counterclaim.

(b)         Whenever any payment hereunder or under the Note shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fee, as the case may be.

Section 2.12     Taxes.

(a)          Any and all payments by the Borrowers under each Credit Document shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of the Lender, taxes measured by its net income and franchise taxes (imposed in lieu of a tax on net income) imposed on it by each jurisdiction under the Laws of which the Lender is organized or any political subdivision thereof and taxes measured by the Lender’s net income and franchise taxes (imposed in lieu of a tax on net income) imposed on it by each jurisdiction under the Laws of which the Lender is organized or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”).  If any Borrower shall be required by Law to deduct or withhold any Taxes from or in respect of any sum payable hereunder to the Lender (i) the sum payable shall be increased as may be necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this Section 2.12) the Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made; (ii) such Borrower shall make such deductions or withholdings; and (iii) such Borrower shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable Law.

(b)         In addition, each Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies of any applicable Governmental Body which arise from any payment made under any Credit Document or from the execution, delivery, enforcement or registration of, or otherwise with respect to, any Credit Document (collectively, “Other Taxes”).

(c)         Each Borrower agrees to indemnify the Lender for the full amount of Taxes or Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.12) paid by the Lender and any liability (including for penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted.  This indemnification shall be made within 30 days from the date the Lender makes written demand therefor.

(d)         Within 30 days after the date of any payment of Taxes or Other Taxes, the Borrowers will furnish to the Lender, at its address referred to in Section 9.01, the original or a certified copy of a receipt evidencing payment thereof.

(e)         Without prejudice to the survival of any other agreement of the Borrowers hereunder, the agreements and obligations of the Borrowers contained in this Section 2.12 shall survive the payment in full of the Obligations.

Section 2.13     Super-Priority Nature of Obligations and Liens.  Except as otherwise set forth herein, the Liens and security interests granted to the Lender on the Collateral and the priorities accorded to the Obligations shall have the super-priority administrative expense and senior secured status afforded by sections 364(c) and 364(d) of the Bankruptcy Code to the extent provided and as more fully set forth and or provided for in the Interim DIP Financing Order and Final DIP Financing Order, as applicable.  The Lender’s Liens on the Collateral and the administrative claims under sections 364(c) and 364(d) of the Bankruptcy Code afforded the Obligations shall also have priority over any claims arising under section 506(c) of the Bankruptcy Code subject and subordinate only to the extent provided and as more fully set forth in the Interim DIP Financing Order and/or the Final DIP Financing Order, subject only to (a) Senior Liens; and (b) only to the extent there are not sufficient, unencumbered funds in the Debtors’ estates to pay such amounts at the time payment is required to be made, the Carve-Out (as defined below) in an aggregate amount not to exceed $500,000.  The Carve-Out may be used only to pay (a) unpaid fees of the Clerk of the Bankruptcy Court and the U.S. Trustee pursuant to 28 U.S.C. § 1930(a); (b) allowed professional fees and expenses of the Debtors and any statutory committee appointed by the Bankruptcy Court under section 1102 of the Bankruptcy Code (“Statutory Committee”) (collectively, the “Professional Fees”) incurred to the extent consistent with the Budget, but unpaid, prior to delivery of a notice of an Event of Default (the “Carve-Out Notice”); and (c) Professional Fees incurred subsequent to delivery of the Carve-Out Notice to the extent consistent with the Budget in an amount not to exceed $500,000 (items (a) through (c), collectively, the “Carve-Out”); provided, however, that the Carve-Out shall not include, apply to or be available for any fees or expenses incurred by any party, including the Borrowers or any Statutory Committee, in connection with the investigation, initiation or prosecution of any claims, causes of action, adversary proceedings or other litigation against the Lender, including challenging the amount, validity, priority or enforceability of, or asserting any defense, claim, counterclaim or offset to, the Obligations or the Liens of the Lender under this Agreement in respect thereof.  The Lender agrees that so long as the Maturity Date shall not have occurred or the Lender has not exercised any remedies as a result of an Event of Default, the Borrowers shall be permitted to pay compensation and reimbursement of expenses allowed and payable under sections 330 and 331 of the Bankruptcy Code, as the same may be due and payable, and the same shall not reduce the amount available under the Carve-Out.   The foregoing shall not be construed as a consent to the allowance of any fees and expenses or bonuses referred to above and shall not affect the right of the Borrowers or the Lender to object to the allowance and payment of such amounts.  Except as expressly set forth herein or in the Interim DIP Financing Order and/or the Final DIP Financing Order, no other claim having a priority superior or pari passu to that granted to the Lenders by the Interim DIP Financing Order and/or the Final DIP Financing Order shall be granted or approved while any Obligations under this Agreement remain outstanding.

Section 2.14     No Discharge; Survival of Claims.  Except as otherwise set forth herein, (a) in the absence of the Maturity Date having occurred, the Obligations shall survive the entry of an order (i) confirming any chapter 11 plan in the Bankruptcy Cases, (ii) converting the Bankruptcy Cases to one or more cases under chapter 7 of the Bankruptcy Code, or (iii) dismissing the Bankruptcy Cases, and (b) the super-priority administrative claim granted to the Obligations and all Liens granted to the Lender shall continue in full force and effect and maintain their priority as set forth in the Interim DIP Financing Order and/or the Final DIP Financing Order until full payment of the Obligations.

Section 2.15     Waiver of Any Priming and Surcharge Rights.  The Borrowers hereby irrevocably waive any right (i) pursuant to sections 364(c) or 364(d) of the Bankruptcy Code or otherwise, to grant any Lien of equal or greater priority than the Liens securing the Obligations; (ii) to approve or grant a claim of equal or superior priority than the Obligations; and (iii) to surcharge the Collateral or the Lender pursuant to sections 105, 506(c) and 552 of the Bankruptcy Code.

Section 2.16     Control Account; Sweep of Funds.  At all times, each Borrower shall cause all Collections to be deposited, within two Business Days of receipt, in the exact form received in the Control Account.  Until so deposited, such funds shall be held by such Borrower in trust for the Lender.  All proceeds being held by the Lender in the Control Account (or by such Borrower in trust for the Lender) shall continue to be held as collateral security for the Obligations and shall not constitute payment of the Obligations. Amounts deposited in the Control Account shall not be subject to withdrawal by any Borrower, except after payment in full and discharge of all Obligations.

ARTICLE III

CONDITIONS

Section 3.01     Conditions Precedent to the initial Borrowing of the Loan.

The obligation of the Lender to fund the initial Borrowing under the Loan on the Closing Date is subject to satisfaction of all of the following conditions precedent:

(a)          Consent by Borrowers to Entry of Orders for Relief.  The Borrowers shall have consented to entry of Orders for Relief in the Bankruptcy Cases by each filing a voluntary petition for relief under the Bankruptcy Code with the Bankruptcy Court.

(b)         Joint Administration.  The Bankruptcy Court shall have entered an order authorizing the joint administration of all of the Bankruptcy Cases.

(c)          Certain Documents.  The Lender shall have received, on the Closing Date, the following, each dated the Closing Date unless otherwise indicated, in form and substance satisfactory to the Lender:

(i)
From each party hereto either (i) a counterpart of this Agreement signed on behalf of such party; or (ii) written evidence satisfactory to the Lender (which may include telecopy transmission of a signed signature page to this Agreement) that such party has signed a counterpart of this Agreement;

(ii)	The original Note payable to the order of the Lender, duly executed by the Borrowers;

(iii)	The Security Agreement, duly executed by the Borrowers, together with:

(A)	certificates, if any, representing the Pledged Certificated Equity Interests;

(B)
a first deed of trust or first mortgage (as applicable based on the jurisdiction in question) with respect to the Owned Real Property designated on Schedule 4.13-A as Initially Secured Owned Real Property (the “Initially Secured Owned Real Properties”), in form and substance reasonably satisfactory to the Lender and its counsel, duly executed by the applicable Borrower and prepared for filing with the applicable recording authority;

(C)
commitments for an American Land Title Association policy or state equivalent policy of title insurance, with such endorsements as the Lender may reasonably require, issued by an insurer in such amounts as the Lender may reasonably require with respect to each of the Initially Secured Owned Real Properties and insuring the Lender’s first priority lien on said real estate, subject only to such exceptions as the Lender in its discretion may approve, together with such evidence relating to the payment of liens or potential liens as the Lender may require;

(D)
an account control agreement duly executed by the applicable financial institution and the applicable Borrowers, or other withdrawal release control with respect to the Control Account, in either case in form and substance satisfactory to the Lender directing that (i) all withdrawals from the Control Account shall be subject to approval of Lender; and (ii) after the occurrence and during the continuance of an Event of Default, on notice by Lender, all of the accounts set forth on Schedule 4.16 (other than the Control Account) shall be in the exclusive control of the Lender; and

(E)
a termination and release agreement in form and substance satisfactory to the Lender, duly executed by the Textron Lenders (or their applicable successors and assigns) providing for the immediate release of all of its security interests in the assets of the Borrowers then held as collateral securing the Textron Facility, subject only to the condition of satisfaction of the obligations thereunder.

(iv)
Copies of (A) the audited consolidated balance sheets for the Borrowers as of March 27, 2009 and March 26, 2010, and the related audited consolidated statements of operations and cash flows for the fiscal year ending as of such date; (B) the unaudited consolidated balance sheet of the Borrowers as of September 24, 2010, and the related unaudited statements of operations and cash flows for the three and six-month periods ending as of such date; and (C) the unaudited balance sheets and related statements of operations, stockholders’ equity, and cash flow as of and for the month ended October 29, 2010, all of which have been made available to Lender;

(v)
Receipt by the Lender of the following (or their equivalent) for each of the Borrowers, certified by a Responsible Officer as of the Closing Date to be true and correct and in force and effect as of such date:

(A)
Resolutions.  Copies of resolutions of the board of directors approving and adopting the respective Credit Documents, the transactions contemplated therein and authorizing execution and delivery thereof;

(B)	Good Standing. Copies of certificates of good standing, existence or its equivalent certified as of a recent date by the appropriate Governmental Bodies of the state of incorporation; and

(C)
Incumbency Certificate.  A certificate of the Secretary or an Assistant Secretary of each of the Borrowers certifying the names and true signatures of each officer of each Borrower who has been authorized to execute and deliver any Credit Document or other document required hereunder to be executed and delivered by or on behalf of such Borrower; provided that no Secretary may certify to his or her own signature.

(vi)
Officer’s Certificate Regarding Conditions Precedent.  A certificate, signed by a Responsible Officer of each of the Borrowers, stating that each of the conditions specified in Section 3.02(a) and Section 3.02(b) has been satisfied; and

(vii)	Other Documents and Information. Such additional documents, information and materials as the Lender may reasonably request.

(d)         Absence of Legal Proceedings.  There shall be no action, suit, investigation or proceeding (other than the Bankruptcy Cases) pending in any court or before any arbitrator or governmental instrumentality which, in the sole discretion of the Lender (as evidenced by the funding of the initial Borrowing hereunder; provided that the Lender shall not be deemed to be bound by such determination of materiality for any other purpose under this Agreement), could be expected to have a Material Adverse Effect.

(e)          DIP Financing Orders.  The Lender shall have received evidence satisfactory to the Lender, in its sole discretion, that the Interim DIP Financing Order has been entered by the Bankruptcy Court and docketed by the Clerk of the Bankruptcy Court, and that such order shall be in full force and effect and shall not have been vacated, reversed, modified, amended, or stayed pending appeal.  The Interim DIP Financing Order shall be satisfactory in content to the Lender and shall, among other things:

(i)
authorize the Borrowers to enter into this Agreement and the other Credit Documents, grant the Liens provided for herein and therein, execute all of the documents required hereby and thereby, repay all Indebtedness incurred by the Borrowers pursuant to this Agreement and the other Credit Documents, and perform any and all other obligations of the Borrowers under this Agreement and the other Credit Documents;

(ii)
provide that this Agreement and the other Credit Documents shall be binding upon and enforceable against any trustee in the Bankruptcy Cases or any trustee in any ensuing chapter 7 bankruptcy case should conversion to one or more cases under chapter 7 of the Bankruptcy Code;

(iii)
with respect to the Obligations, grant secured status pursuant to sections 364(c)(2), 364(c)(3) and 364(d) of the Bankruptcy Code with respect to all Liens granted to the Lender pursuant to this Agreement and the other Credit Documents and provide that such Liens shall be automatically perfected and have priority over and be senior to any and all other Liens in any of the Collateral subject only to (A) validly existing Liens of the Textron Agent and the Textron Lenders under the Textron Facility, (B) validly existing Liens of Virgo under the Virgo Credit Agreement and (C) Liens existing as of the Petition Date (the items referred to in clauses (A), (B) and (C) are, collectively, the “Senior Liens”) and the Carve-Out;

(iv)
provide that the Obligations constitute allowed administrative expense claims pursuant to section 364(c)(1) of the Bankruptcy Code having priority over all administrative expenses of the kind specified in sections 503(b) and 507(b) of the Bankruptcy Code (except as otherwise provided in this Agreement);

(v)	state that there shall be no priming of any Lien of the Lender other than pursuant to this Agreement;

(vi)
provide that the automatic stay of section 362(a) of the Bankruptcy Code is modified to permit the Lender, upon the occurrence and during the continuance of a Default or an Event of Default, to (A) terminate the Commitments and accelerate all of the Obligations and all other obligations under this Agreement and the other Credit Documents without notice; and (B) exercise any other rights and remedies under the Credit Documents, the DIP Financing Orders or applicable Law after providing five Business Days prior written notice to the Borrowers, any Statutory Committee appointed in the Bankruptcy Cases and the office of the United States Trustee with only one notice required, for any Event of Default, or series of Events of Default arising out of the same circumstances.

(f)          Motions, Etc.  The Lender shall have reviewed and found satisfactory (i) all motions, orders and other pleadings or related documents to be filed or submitted to the Bankruptcy Court in connection with this Agreement, including the Critical Vendor Motion; and (ii) all First Day Orders and related orders to be filed by the Borrowers with the Bankruptcy Court in the Bankruptcy Cases;

(g)         Initial Projected Budget.  The Lender shall have received the Initial Projected Budget, in form, scope and substance satisfactory to the Lender in its sole discretion;

(h)         No Performance Triggers.  No Performance Trigger shall have occurred and be continuing, and no event, condition or change shall exist or have occurred that, individually or in the aggregate, could reasonably be expected to cause a Performance Trigger to occur; and

(i)          No Material Adverse Change.  Since the Petition Date, there shall have been no event, condition or change that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect (other than those events caused by or arising out of the Bankruptcy Cases, including the loss of certain employees, officers, and directors by termination, resignation, or otherwise) in (i) the business, condition, operations, assets, or prospects of the Borrowers; (ii) the ability of the Borrowers to perform under this Agreement; or (iii) the ability of the Lender to enforce this Agreement and the obligations of the Borrowers hereunder.

Section 3.02     Conditions Precedent to Each Borrowing.  The obligation of the Lender to fund any Borrowing (including the Borrowing being made by the Lender on the Closing Date) shall be subject to the further conditions precedent that:

(a)         Accuracy of Certain Statements.  The following statements shall be true on the date of such Loan, before and after giving effect thereto, and to the application of the proceeds therefrom (and the acceptance by the Borrowers of the proceeds of such Loan shall constitute a representation and warranty by the Borrowers that on the date of such Loan such statements are true):

(i)
The representations and warranties of the Borrowers contained in Article IV of this Agreement and in the other Credit Documents are true and correct on and as of such date as though made on and as of such date (unless such representations and warranties are made as of another date, in which case they shall be true and correct as of such date);

(ii)	No Default or Event of Default has occurred and is continuing or will result from the Loan being made on such date; and

(iii)	No Performance Trigger has occurred and is continuing and no event, condition or change that, individually or in the aggregate, could reasonably be expected to cause a Performance Trigger to occur.

(b)         No Violation of Law or Injunction.  The making of the Loan on such date does not violate any Law and is not enjoined, temporarily, preliminarily or permanently.

(c)         Final Order.  With respect to any Loan requested to be funded after January 13, 2011, the Final DIP Financing Order shall have become a Final Order.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

To induce the Lender to enter into this Agreement, the Borrowers, jointly and severally, hereby represent and warrant to the Lender on the date hereof and on each date that a Weekly Budget is delivered, that:

Section 4.01     Financial Condition.  The Borrowers have provided to the Lender the following consolidated financial statements with respect to the Borrowers: (a) audited balance sheets and related statements of operations, stockholders’ equity, and cash flows as of and for the fiscal years ended March 27, 2009 and March 26, 2010; (b) unaudited balance sheets and related statements of operations, stockholders’ equity, and cash flow as of and for the three- and six-month periods ended September 24, 2010; and (c) unaudited balance sheets and related statements of operations, stockholders’ equity, and cash flow as of and for the month ended October 29, 2010.  All of such financial statements (including the notes thereto) have been prepared in accordance with GAAP throughout the periods covered thereby and present fairly, in all material respects, the respective financial positions of the Borrowers as of such dates and the respective results of operations of the Borrowers for such periods; provided, however, that the financial statements referred to in clauses (b) and (c) above are subject to normal year-end adjustments and lack footnotes and other presentation items required by GAAP.

Section 4.02     No Changes or Restricted Payments.  Since September 24, 2010, except as set forth in Schedule 4.02 (a) other than the commencement of the Bankruptcy Cases, there has been no circumstance, development or event relating to or affecting the Borrowers which has had or would be reasonably expected to have a Material Adverse Effect; and (b) except as permitted herein, no Restricted Payments have been made or declared by the Borrowers.

Section 4.03     Due Incorporation and Authority.  Each Borrower is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing under the Laws of the state of its organization and has all necessary corporate, limited liability company or limited partnership power and authority to own, lease and operate its assets and to carry on its business as it is now being conducted, except where such failure would not reasonably be expected to have a Material Adverse Effect.  Each Borrower has all requisite corporate, limited liability company or limited partnership power and authority to enter into this Agreement and all of the other Credit Documents to which it is a party and carry out its obligations hereunder and consummate the transactions contemplated hereby and thereby.  The execution and delivery by such Borrower of this Agreement, the performance by such Borrower of its respective obligations hereunder and the consummation by such Borrower of the transactions contemplated hereby have been duly authorized by all requisite corporate, limited liability company or limited partnership action on the part of such Borrower.  This Agreement and all of the other Credit Documents have been duly executed and delivered by each Borrower, and, upon due authorization, execution and delivery hereof by the Lender, each of the Credit Documents shall constitute the legal, valid and binding obligation of each Borrower party thereto, enforceable against each such Borrower in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, moratorium or other similar Laws affecting creditors rights generally or by general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at Law).

Section 4.04     No Conflicts; Default or Event of Default.

(a)         The execution and delivery by Borrowers of this Agreement, the consummation of the transactions contemplated hereby, and the performance by the Borrowers of this Agreement in accordance with its terms shall not:

(i)
violate the certificate of incorporation or by-laws or comparable organizational instruments of any Borrower or contravene any resolution adopted by the directors, managers, shareholders, members or partners of any Borrower or any Borrower;

(ii)	violate any Law to which any Borrower, the Business, any of the Property, any of the Borrowers is bound or subject;

(iii)	result in the imposition or creation of any Lien (other than a Permitted Lien) on any Property of any Borrower; or

(iv)
violate, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or require any consent of any Person (including any Governmental Body) pursuant to, any Contractual Obligation or Permit to which any Borrower is a party or by which it is bound, or any Permit held by a Borrower, except for consents, approvals or authorizations of, or declarations or filings with, the Bankruptcy Court;

provided, however, that each of the cases set forth in clauses (ii), (iii) and (iv) above is subject to exceptions that (A) would not reasonably be expected, either individually or in the aggregate, to prevent or materially delay the consummation by the Borrowers of the transactions contemplated by this Agreement; or (B) arise as a result of any facts or circumstances relating to the Lender or any of its Affiliates.

(b)         Except as set forth on Schedule 4.04(b), no Borrower has defaulted on any payment under or with respect to any Contractual Obligation owed by it other than those defaults which in the aggregate have no Material Adverse Effect and no Default or Event of Default hereunder has occurred and is continuing.

Section 4.05     Organizational Documents; Meeting Minutes.  The Borrowers have delivered to the Lender prior to the date hereof true, accurate and complete copies of the certificate of incorporation and bylaws, or comparable organizational instruments, of the Borrowers as in effect on the date hereof.

Section 4.06     Litigation.  Except for the Bankruptcy Cases and other matters on the docket related thereto and except as otherwise disclosed on Schedule 4.06, (i) there are no material claims (including with respect to product liability claims) pending or, to the Knowledge of the Borrowers, threatened against any Borrower with respect to the Business (or any part thereof), any of the Real Properties or any of the other Property of the Borrowers; and (ii) there are no claims pending or, to the Knowledge of the Borrowers, threatened by or against any Borrower that challenge the validity of this Agreement or any of the transactions contemplated hereby or that, either individually or in the aggregate, would reasonably be expected to prevent or materially delay the consummation by the Borrowers of the transactions contemplated by this Agreement.

Section 4.07     Intellectual Property.  Each of the Borrowers owns, or has the legal right to use, the Intellectual Property necessary for it to conduct its Business as currently conducted.  No claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does any Borrower have Knowledge of any such claim, and to the Borrower's Knowledge the use of such Intellectual Property by each Borrower does not infringe on the rights of any Person.

Section 4.08     Taxes.  Each of the Borrowers, as applicable, has filed all federal and other tax returns and material reports required to be filed, and has paid all federal and other taxes, assessments, fees and other governmental charges levied or imposed upon it or its properties, income or assets otherwise due and payable unless such unpaid taxes and assessments (a) arose prior to the Petition Date and are not the subject of a pending and unstayed assessment or collection action; or (b) are (i) not yet past due or (ii) being contested in good faith and by appropriate proceedings diligently pursued and as to which adequate reserves determined in accordance with GAAP have been established on such Borrower’s books and records and no Lien with respect to nonpayment thereof has been asserted.  No Borrower is aware of any proposed tax assessments against it, with respect to any prior period, in excess of amounts accrued on its financial statements (as required to be accrued in accordance with GAAP), nor do the Borrowers anticipate any further material tax liability with respect to any open taxable years taken as a whole in excess of accrued amounts.

Section 4.09     ERISA.

(a)          During the five-year period prior to the date on which this representation is made or deemed made: (i) no ERISA Event has occurred, and, to the best Knowledge of the Borrowers, no event or condition has occurred or exists as a result of which any ERISA Event could reasonably be expected to occur, with respect to any Plan; (ii) no “accumulated funding deficiency,” as such term is defined in section 302 of ERISA and section 412 of the Internal Revenue Code, whether or not waived, has occurred with respect to any Plan; (iii) each Plan has been maintained, operated and funded in compliance with its own terms and in material compliance with the provisions of ERISA, the Internal Revenue Code and any other applicable federal or state Laws; and (iv) no Lien in favor of the PBGC or a Plan has arisen or is reasonably likely to arise on account of any Plan.

(b)          The actuarial present value of all “benefit liabilities” (as defined in section 4001(a)(16) of ERISA), whether or not vested, under each Single Employer Plan, as of the last annual valuation date prior to the date on which this representation is made or deemed made (determined, in each case, in accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) 960, 962 and 965, utilizing the actuarial assumptions used in such Plan’s most recent actuarial valuation report), did not exceed as of such valuation date the fair market value of the assets of such Plan.

(c)          Neither the Borrowers nor any ERISA Affiliate has incurred, or, to the best Knowledge of the Borrowers, could be reasonably expected to incur, any withdrawal liability under ERISA to any Multiemployer Plan or Multiple Employer Plan.  Neither the Borrowers nor any ERISA Affiliate would become subject to any withdrawal liability under ERISA if the Borrowers or any ERISA Affiliate were to withdraw completely from all Multiemployer Plans and Multiple Employer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made.  Neither the Borrowers nor any ERISA Affiliate has received any notification that any Multiemployer Plan is in reorganization (within the meaning of section 4241 of ERISA), is insolvent (within the meaning of section 4245 of ERISA), or has been terminated (within the meaning of Title IV of ERISA), and no Multiemployer Plan is, to the best Knowledge of the Borrowers, reasonably expected to be in reorganization, insolvent, or terminated.

(d)          No prohibited transaction (within the meaning of section 406 of ERISA or section 4975 of the Internal Revenue Code) or breach of fiduciary responsibility has occurred with respect to a Plan which has subjected or may subject the Borrowers or any ERISA Affiliate to any liability under sections 406, 409, 502(i) or 502(l) of ERISA or section 4975 of the Internal Revenue Code, or under any agreement or other instrument pursuant to the Borrowers or any ERISA Affiliate has agreed or is required to indemnify any person against any such liability.

(e)          Neither the Borrowers nor any ERISA Affiliate has any material liability with respect to “expected post-retirement benefit obligations” within the meaning of the FASB ASC 715.  Each Plan which is a welfare plan (as defined in section 3(1) of ERISA) to which sections 601-609 of ERISA and section 4980B of the Internal Revenue Code apply has been administered in compliance in all material respects of such sections.

(f)           Neither the execution nor delivery of this Agreement nor the consummation of the financing transactions contemplated thereunder will involve any transaction which is subject to the prohibitions of sections 404, 406 or 407 of ERISA or in connection with which a tax could be imposed pursuant to section 4975 of the Internal Revenue Code.

 Section 4.10     Governmental Regulations, Etc.

(a)          No part of the proceeds of the Loan hereunder will be used, directly or indirectly, for the purpose of purchasing or carrying any “margin stock” within the meaning of Regulation U.  If requested by the Lender, the Borrowers will furnish to the Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 referred to in said Regulation U.  No Indebtedness being reduced or retired out of the proceeds of the Loan hereunder was or will be incurred for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U or any “margin security” within the meaning of Regulation T.  “Margin stock” within the meanings of Regulation U does not constitute more than 25% of the value of the consolidated assets of the Borrowers and their Subsidiaries.  None of the transactions contemplated by this Agreement (including the direct or indirect use of the proceeds of the Loan) will violate or result in a violation of the Securities Act of 1933, as amended or the Exchange Act, or regulations issued pursuant thereto, or Regulation T, U or X.

(b)          No Borrower intends to, and no Borrower will, use any proceeds of the Loan for any purpose that is improper under the Bankruptcy Code.

(c)          The Borrowers are not subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act or the Investment Company Act of 1940, each as amended.  In addition, none of the Borrowers is (i) an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, and is not controlled by such a company; or (ii) a “holding company”, or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 1935, as amended.

(d)          No director, executive officer or principal shareholder of the Borrowers is a director, executive officer or principal shareholder of the Lender.  For the purposes hereof the terms “director”, “executive officer” and “principal shareholder” (when used with reference to any Lender) have the respective meanings assigned thereto in Regulation O.

Section 4.11     No Subsidiaries.  Except as set forth on Schedule 4.11, each of the Borrowers represents that, as of the Closing Date, there are no Subsidiaries.

Section 4.12     Use of Proceeds.

(a)          The proceeds of the Loan made hereunder shall be used by the Borrowers solely as set forth in Section 2.02 above:

(i)	to pay in full the Textron Facility;

(ii)	to make payments under the Critical Vendor Motion and any order of the Bankruptcy Court thereon;

(iii)	to pay the payables owed by the Borrowers that have been approved by the Lender pursuant to the budgetary approval process as outlined in Section 5.01(d)(ii) below; and

(iv)	for general working capital purposes (including the contribution to corporate overhead expenses and general restructuring costs as provided for herein).

(b)          None of the proceeds of the Loan may be used by the Borrowers to amortize, repay or prepay any Indebtedness of the Borrowers for borrowed money, except as expressly provided herein with respect to the Textron Facility and such payments as are expressly consented to in writing by the Lender after the date hereof.

(c)          No proceeds of the Loan or the Collateral will be used by the Borrowers or any other Person (including any statutory committee appointed in the Bankruptcy Cases) to (i) object to or contest in any manner, or raise any defenses to, the validity, extent, perfection, priority or enforceability of the Obligations, the Liens granted to the Lender under this Agreement and the Collateral Documents or any other rights or interests of the Lender under this Agreement and the other Credit Documents; or (ii) assert any claims or causes of action, including any actions under Chapter 5 of the Bankruptcy Code, against the Lender.

Section 4.13     Real Property.

(a)          Schedule 4.13-A lists the street address of each parcel of Owned Real Property.  The applicable Borrower has fee simple title to each Owned Real Property.  Except for the Owned Real Property, no Borrower now owns any interest in any real property, other than leasehold interests and other than the REO real property obtained from HUD or other parties and held for sale.

(b)          Schedule 4.13-B lists the street address (where available) of each parcel of Leased Real Property (the Leased Real Property together with the Owned Real Property, are collectively referred to herein as the “Real Properties”), with respect to each lease (each a “Real Property Lease”) in effect with respect to each Leased Real Property.

(c)          The Borrowers have delivered to the Lender complete and accurate copies of all Real Property Leases, including all addenda, amendments, extensions and supplements thereto and assignments thereof.  No Borrower has entered into any contract, arrangement or understanding with any third party landlord, written or oral, that in any way alters or affects the express terms and conditions of any Real Property Lease.  Each Real Property Lease is valid and binding on the applicable Borrower and, to the Knowledge of the Borrowers, the counterparties thereto, and is in full force and effect.  No Borrower is in default under any Real Property Lease and, to the Knowledge of the Borrowers, no other counterparty to any Real Property Lease is in default thereof which, in either case could reasonably be expected to have a Material Adverse Effect.  Except as provided in the lease documents delivered to the Lender, to the Knowledge of Borrowers, no Borrower has (i) subleased, licensed or otherwise granted any Person the right to use or occupy any Leased Real Property or any portion thereof, or (ii) collaterally assigned or granted any other Lien in or over any Real Property Lease or any interest therein.

(d)          The Borrowers’ use of the Real Properties for the various purposes for which they are presently being used are permitted as of right under all applicable Laws (including zoning Laws) except where the failure to comply could not reasonably be expected to have a Material Adverse Effect.

(e)          To the Knowledge of the Borrowers except where the failure to comply could not reasonably be expected to have a Material Adverse Effect, (i) all of the Real Properties, including buildings, fixtures and other improvements thereon, are in good operating condition and repair, ordinary wear and tear excepted, and no Owned Real Property is in need of repair other than as part of routine maintenance in the ordinary course of business; and (ii) all buildings, structures, improvements and fixtures on each of the Real Properties are in compliance in all material respects with all applicable Laws, including Occupational Safety and Health Laws.

(f)           To the Knowledge of the Borrowers, except as provided in the Real Property Leases or recorded in the real property records, and except as set forth in Schedule 4.13(f), no Borrower has (i) leased, subleased, licensed or otherwise granted to any Person the current or future right to use or occupy any of the Real Properties or any portion thereof; or (ii) granted to any Person any option, right of first refusal, offer, or other contract or right to purchase, acquire, lease, sublease, assign or dispose of any interest in any of the Real Properties.

(g)          The Real Properties constitute all of the real property currently used by the Borrowers in the conduct of the Business.

(h)          There does not exist any actual or, to the Knowledge of the Borrowers, overtly threatened or contemplated condemnation or eminent domain proceeding that affects or could be reasonably expected to affect any Real Property or any part thereof, and no Borrower has received any written notice of the intention of any Governmental Body to undertake any such proceeding with respect to any of the Real Properties, or any part thereof that in either case would reasonably be expected to have a Material Adverse Effect.

(i)           Except as set forth on Schedule 4.13(i), no Borrower has any ongoing dispute or disagreement with any landlord in respect of any obligation of such Borrower or such landlord under the terms of any Real Property Lease or under applicable Law with respect to any Leased Real Property, other than such disputes arising from and solely related to the Bankruptcy Cases.

 Section 4.14     Environmental Matters.

(a)          Except as set forth in Schedule 4.14, each Borrower is currently, and since January 1, 2005 has been, in compliance in all material respects with all applicable Environmental Laws applicable to its Business, the Property and the Property of its direct and indirect Subsidiaries.  Except as set forth in Schedule 4.14, there are no claims pursuant to any Environmental Law pending or, to the Knowledge of the Borrowers, threatened against any Borrower in connection with the conduct or operation of the Business or the ownership or use of any of the Real Properties (or any of them).  Except as set forth in Schedule 4.14, within the past five years, no Borrower has received any actual or threatened order, notice or other written communication from any Governmental Body or other Person of any actual or potential violation or failure of any Borrower to comply with any Environmental Law or of any actual or threatened obligation on the part of any Borrower to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to any of the Real Properties or any of its other Property.

(b)          Except as set forth in Schedule 4.14, no Borrower is currently required to undertake any corrective or remedial obligation under any Environmental Law with respect to the Business, any of its Property or any of the Leased Real Properties.

(c)          The Borrowers have made available to the Lender all Phase I and Phase II, if any, environmental reports, other engineering reports and any other material documents in the Borrowers’ possession relating to any environmental or health or safety matters, relating to the Real Properties and any of its other Property.  Except as set forth on Schedule 4.14, or except to the extent disclosed in such environmental and engineering reports, to the Knowledge of the Borrowers, there are no Hazardous Materials present on or in the environment at any of the Real Properties, including any Hazardous Materials contained in barrels, aboveground or underground storage tanks, landfills, land deposits, dumps, equipment (whether movable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of any of the Real Properties, or incorporated into any structure therein or thereon, except in material compliance with all applicable Environmental Laws.

(d)          Except as set forth on Schedule 4.14, no Borrower has conducted or knowingly permitted any Hazardous Activity on or with respect to any of the Real Properties.

 Section 4.15     Disclosure.

(a)          Neither this Agreement, any of the financial statements delivered to the Lender, any other document, certificate or statement furnished to the Lender (with the exception of any Projected Budget or Weekly Budget) nor any of the information delivered in writing to the Bankruptcy Court by or on behalf of the Borrowers in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein or herein not misleading.

(b)          Each Projected Budget (including the Initial Projected Budget) and Weekly Budget furnished to the Lender by or on behalf of any member of the Borrowers in connection with the transactions contemplated hereby have been prepared in good faith on the basis of reasonable assumptions.

 Section 4.16     Bank Accounts.  Schedule 4.16 contains a complete and accurate list of all bank accounts maintained by the Borrowers with any bank or other financial institution.

 Section 4.17     Account Debtors.  Schedule 4.17 lists the address in the Borrowers’ records of each Person who is obligated to remit payments of any kind to any Borrower.

 Section 4.18     Insurance.  All policies of insurance of any kind or nature owned by or issued to the Borrowers, including policies of life, fire, theft, product liability, public liability, property damage, other casualty, employee fidelity, workers’ compensation and employee health and welfare insurance, are (a) in full force and effect; (b) to the Knowledge of the Borrowers, sufficient; and (c) of a nature and provide such coverage as is customarily carried by companies of the size and character of such Person.

 Section 4.19     Labor Matters.  Except as set forth on Schedule 4.19,

(a)          There are no strikes, work stoppages, slowdowns or lockouts pending or, to the Knowledge of the Borrowers, threatened against or involving the Borrowers, other than those which in the aggregate have no Material Adverse Effect.

(b)          There are no arbitrations or grievances pending against or involving the Borrowers, nor are there any arbitrations or grievances, to the Knowledge of the Borrowers, threatened involving the Borrowers, other than those which, in the aggregate, if resolved adversely to the Borrowers, would have no Material Adverse Effect.

(c)          There is no organizing activity involving the Borrowers pending or, to the Knowledge of the Borrowers, threatened by any labor union or group of employees, other than those which in the aggregate have no Material Adverse Effect.  There are no representation proceedings pending or, to the Knowledge of the Borrowers, threatened with the National Labor Relations Board, and no labor organization or group of employees of the Borrowers has made a pending demand for recognition, other than those which in the aggregate have no Material Adverse Effect.

(d)          There are no unfair labor practices charges, grievances or complaints pending or in process or, to the Knowledge of the Borrowers, threatened by or on behalf of any employee or group of employees of the Borrowers, other than those which in the aggregate, if adversely determined, would have no Material Adverse Effect.

(e)          There are no complaints or charges against the Borrowers pending or, to the Knowledge of the Borrowers, threatened to be filed with any federal, state, local or foreign court, governmental agency or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment by the Borrowers of any individual, other than those which in the aggregate, if resolved adversely, would have no Material Adverse Effect.

(f)           The Borrowers are in compliance with all Laws, and all orders of any court, Governmental Body or arbitrator, relating to the employment of labor, including all such Laws relating to wages, hours, collective bargaining, discrimination, civil rights, and the payment of withholding and/or social security and similar taxes, except for such non-compliances that in the aggregate have no Material Adverse Effect.

 Section 4.20     Reorganization Matters.

(a)          The Borrowers’ bankruptcy cases jointly administered as the Bankruptcy Cases were commenced on the Petition Date in accordance with applicable Law and proper notice thereof and proper notice of the hearings to consider entry of the Interim DIP Financing Order has been given and proper notice of the hearing to consider entry of the Final DIP Financing Order will be given.

(b)          After entry of the Interim DIP Financing Order and Final DIP Financing Order, as applicable, the Obligations will constitute allowed administrative expense claims in the Bankruptcy Cases having priority over all administrative expense claims and unsecured claims against the Borrowers now existing or hereafter existing, of any kind whatsoever, to the extent provided and as more fully set forth in the Interim DIP Financing Order and Final DIP Financing Order.

(c)          Except as otherwise set forth herein, after the entry of the Interim DIP Financing Order and Final DIP Financing Order, as applicable, the Obligations will be secured by valid and perfected Liens on all of the Collateral and such Liens shall have the priorities set forth in the Interim DIP Financing Order and Final DIP Financing Order and the other Credit Documents.

(d)          Notwithstanding any failure on the part of the Lender to perfect, maintain, protect or enforce any Liens and security interests in the Collateral granted pursuant to this Agreement, the  Interim DIP Financing Order and Final DIP Financing Order (when entered) shall automatically, and without further action by any Person, perfect such Liens and security interests against the Collateral.

(e)          The Interim DIP Financing Order and Final DIP Financing Order (with respect to the period on and after entry of the Final DIP Financing Order), as the case may be, are in full force and effect and have not been reversed, stayed, modified, varied or amended without the consent of the Lender.

(f)           After the entry of the Interim DIP Financing Order (with respect to the period prior to entry of the Final DIP Financing Order) or the Final DIP Financing Order (with respect to the period on and after entry of the Final DIP Financing Order), notwithstanding the provisions of section 362 of the Bankruptcy Code, upon the Maturity Date of any of the Obligations (whether by acceleration or otherwise), the Lender shall be entitled to immediate payment of such Obligations and to enforce the remedies provided for hereunder and under the other Credit Documents, without further application to or order by the Bankruptcy Court, as more fully set forth in the Interim DIP Financing Order and Final DIP Financing Order, as applicable.

 Section 4.21     Investment Banking and Finder’s Fees.  Except for the fee paid to Raymond James & Associates, Inc., no Borrower has paid or agreed to pay, or reimburse any other party with respect to, any investment banking or similar or related fee, underwriter’s fee, finder’s fee, or broker’s fee to any Person in connection with this Agreement.

ARTICLE V

AFFIRMATIVE COVENANTS

As long as any of the Obligations or Commitments remain outstanding, the Borrowers agrees with the Lender that:

 Section 5.01     Financial Statements.

The Borrowers shall furnish, or cause to be furnished, to the Lender:

(a)         Audited Financial Statements.  As soon as available, but in any event within 75 days after the close of each fiscal year of PHH and its consolidated companies, audited consolidated balance sheets of PHH and its consolidated companies as of the close of such fiscal year, and audited consolidated statements of income and retained earnings and cash flows of PHH and its consolidated companies for such fiscal year, together with (i) copies of the reports and certificates relating thereto of independent certified public accountants of recognized standing selected by PHH and reasonably satisfactory to the Lender; (ii) such accountants’ letter to management relating to such financial statements; and (iii) a report of the Chief Executive Officer or Chief Financial Officer of PHH containing management’s discussion and analysis of PHH and its consolidated companies’ financial condition, results of operations and affairs for such year.

(b)         Quarterly Financial Statements.  As soon as available, but in any event within forty (40) days after the close of each of the first three fiscal quarters of PHH and its consolidated companies, unaudited consolidated balance sheets of PHH and its consolidated companies as of the close of each such fiscal quarter and unaudited consolidated statements of income, retained earnings and cash flows of PHH and its consolidated companies for such quarter and, for the second and third quarter only, for the period from the beginning of the fiscal year to the end of each such quarter, each such balance sheet and statement of income and retained earnings and changes in financial position to be certified by the Chief Executive Officer and Chief Financial Officer of the Borrowers as fairly presenting in all material respects the financial condition and results of operation of PHH and its consolidated companies; provided that any such certificate may state that the accompanying balance sheet and statements are subject to normal year-end footnote disclosures.

(c)         Borrowers-Prepared Monthly Financial Statements.  As soon as available but in any event within ten Business Days after the close of each calendar month of each fiscal year of the Borrowers, (a) unaudited consolidated balance sheets of the Borrowers, together with a current report of Inventory (in form and substance reasonably acceptable to Agent), in each case, as of the last day of such fiscal month; and (b) unaudited consolidated statements of income of the Borrowers for such fiscal month and for the period from the beginning of the fiscal year to the end of such fiscal month, each such balance sheet, report of Inventory and statement of income and changes in financial position to be certified by the Chief Executive Officer and Chief Financial Officer of the Borrowers as fairly presenting in all material respects the financial condition and results of operation of the Borrowers; provided that any such certificate may state that the accompanying balance sheet and statements are subject to normal quarter and year-end adjustments and normal footnote disclosures.

(d)         Borrowers-Prepared Budgets and Reconciliations.

(i)
An itemized budget for the Borrowers in form, scope and substance satisfactory to, and approved by, the Lender in its sole discretion (the “Projected Budget”), (A) initially for the 13-week period immediately following the Closing Date (the “Initial Projected Budget”), to be delivered at least five days prior to the Closing Date; and (B) each week thereafter, on each Thursday (or, if such day is not a Business Day, the immediately preceding Business Day) not later than 11:00 A.M. (Mountain Standard Time), a revised Projected Budget for the immediately following 13-week period together with a certificate from the Chief Financial Officer of the Borrowers explaining any variances from the Initial Projected Budget.

(ii)
On each Thursday (or, if such day is not a Business Day, the immediately preceding Business Day) not later than 11:00 A.M. (Mountain Standard Time) after the Closing Date, an itemized budget for the Borrowers (which may include optional prepayments of the Loan), in the form attached hereto as Exhibit B, and approved by, the Lender in its sole discretion for the immediately following week (the “Weekly Budget”), specifying therein (A) the amount of Collections requested for release to satisfy the budgeted obligations of the Borrowers for such week; (B) the aggregate amount of any proposed Borrowing in excess of such requested Collections, required to satisfy the budgeted obligations of the Borrowers for such week; and (C) a description in reasonable detail of the proposed use of proceeds of such requested Collections and, if applicable, Borrowing, together with a certificate from the Chief Financial Officer of the Borrowers explaining any variances between the actual results from operations from the previous week and the amounts set forth in the previously delivered Weekly Budget.

(iii)
On each Thursday (or, if such day is not a Business Day, the immediately preceding Business Day) not later than 11:00 A.M. (Mountain Standard Time) after the Closing Date, a report, in form and substance satisfactory to the Lender in its sole discretion, delivered by the Borrowers specifying therein, including reasonable detail, the aggregate Borrowers’ reported aggregate new and used home retail Inventory at wholesale invoice plus the PHH and Nationwide Homes, Inc. aggregate Accounts Receivable to independent retailers, builders and developments, and the Borrowers’ retail (segment 03) Accounts Receivable as of the end of the prior week, together with a certificate from the Chief Financial Officer of the Borrowers explaining any relevant changes in the level thereof.

(iv)
Within ten Business Days after each Performance Trigger Test Date, a report, in form and substance satisfactory to the Lender in its sole discretion, delivered by the Borrowers specifying therein, including reasonable detail, the Borrowers’ aggregate Inventory value and aggregate Accounts Receivable Value as of such Performance Trigger Test Date (each, a “Performance Trigger Report”), together with a certificate from the Chief Financial Officer of the Borrowers comparing the above–reported amounts as a percentage of the same amounts reported as of October 29, 2010 and explaining any relevant changes in the level thereof.

All such financial statements and reports delivered pursuant to this Section 5.01 shall be complete and correct in all material respects (subject, in the case of interim statements, to normal year-end audit adjustments) and shall be prepared in reasonable detail and, in the case of the annual and quarterly financial statements provided in accordance with subsections (a) and (b) above, in accordance with GAAP applied consistently throughout the periods reflected therein and further accompanied by a description of, and an estimation of the effect on the financial statements on account of, any change in the application of accounting principles.

Section 5.02     Certificates; Other Information.

The Borrowers shall furnish, or cause to be furnished, to the Lender:

(a)         Officer’s Compliance Certificate.  Concurrently with the delivery of the financial statements referred to in Section 5.01(a) and Section 5.01(b) above, a certificate of a Responsible Officer, substantially in the form of Exhibit C, stating that, to the best of such Responsible Officer’s Knowledge and belief, (i) the financial statements fairly present in all material respects the financial condition of the parties covered by such financial statements; (ii) during such period the Borrowers have observed or performed in all material respects the covenants and other agreements hereunder and under the other Credit Documents relating to them, and satisfied in all material respects the conditions contained in this Agreement to be observed, performed or satisfied by them; and (iii) such Responsible Officer has obtained no Knowledge of any Default or Event of Default except as specified in such certificate.

(b)         Accountants’ Reports.  Promptly upon receipt, a copy of any final (as distinguished from a preliminary or discussion draft) “management letter” or other similar report submitted by independent accountants or financial consultants to the Borrowers in connection with any annual, interim or special audit or which refers in whole or in part to any inadequacy, defect, problem, qualification or other lack of fully satisfactory accounting controls utilized by the Borrowers.

(c)         Bankruptcy Court Matters.  Promptly, copies of all pleadings, motions, applications and other documents filed by the Borrowers with the Bankruptcy Court or distributed by the Borrowers to the office of the United States Trustee or to any Statutory Committee.

(d)         Other Information.  Promptly, such additional financial and other information as the Lender may from time to time reasonably request.

Section 5.03     Notices.

The Borrowers shall give notice to the Lender of:

(a)         Defaults.  Immediately (and in any event within two days) after any applicable officer has Knowledge of the occurrence of any Default or Event of Default.

(b)         Contractual Obligations.  Promptly (and in any event within five days) after any applicable officer has Knowledge of the occurrence of any default or event of default under any Contractual Obligation of the Borrowers which would reasonably be expected to have a Material Adverse Effect.

(c)         Legal Proceedings.  Promptly (and in any event within five days) after any applicable officer has Knowledge of any litigation, or any investigation or proceeding (including any environmental proceeding), or any material development in respect thereof, affecting the Borrowers which, if adversely determined, could result in liability in excess of $250,000.

(d)         ERISA.  Promptly (and in any event within ten days) after any applicable officer has Knowledge or has reason to know of (i) any event or condition, including, but not limited to, any Reportable Event, that constitutes, or might reasonably lead to, an ERISA Event; (ii) with respect to any Multiemployer Plan, the receipt of notice as prescribed in ERISA or otherwise of any withdrawal liability assessed against any of their ERISA Affiliates, or of a determination that any Multiemployer Plan is in reorganization or insolvent (both within the meaning of Title IV of ERISA); (iii) the failure to make full payment on or before the due date (including extensions) thereof of all amounts which the Borrowers or any ERISA Affiliate are required to contribute to each Plan pursuant to its terms and as required to meet the minimum funding standard set forth in ERISA and the Internal Revenue Code; or (iv) any change in the funding status of any Plan that reasonably could be expected to have a Material Adverse Effect; together with a description of any such event or condition or a copy of any such notice and a statement by the Chief Financial Officer of the Borrowers briefly setting forth the details regarding such event, condition, or notice, and the action, if any, which has been or is being taken or is proposed to be taken by the Borrowers with respect thereto.  Promptly upon request, the Borrowers shall furnish the Lender with such additional information concerning any Plan as may be reasonably requested, including, but not limited to, copies of each annual report/return (Form 5500 series), as well as all schedules and attachments thereto required to be filed with the Department of Labor and/or the Internal Revenue Service pursuant to ERISA and the Internal Revenue Code, respectively, for each “plan year” (within the meaning of section 3(39) of ERISA).

(e)         Other.  Promptly (and in any event within five days), any other development or event of which any applicable officer has Knowledge and determines could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this subsection shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrowers propose to take with respect thereto.

Section 5.04     Payment of Obligations.  Subject to the DIP Financing Orders and to the Lender funding the Loan as required under this Agreement, the Borrowers shall pay, discharge or otherwise satisfy, at or before maturity or before they become delinquent (subject, where applicable, to specified grace periods), as the case may be, all postpetition obligations of the Borrowers of whatever nature and any additional costs that are imposed as a result of any failure to so pay, discharge or otherwise satisfy such obligations, except when the amount or validity of such obligations and costs is currently being contested in good faith by appropriate proceedings and reserves, if applicable, in conformity with GAAP with respect thereto have been provided on the books of the Borrowers, as the case may be.

Section 5.05     Conduct of Business and Maintenance of Existence.  Subject to the DIP Financing Orders, the Borrowers shall (a) continue to engage, in Business of the same general type as conducted on the Closing Date by the Borrowers and similar or related businesses; (b) preserve, renew and keep in full force and effect its corporate or other legal existence except as otherwise permitted by this Agreement; (c) take all reasonable action to maintain all rights, privileges, licenses and franchises necessary or desirable in the normal conduct of their Business except to the extent that failure to comply therewith would not, in the aggregate, have a Material Adverse Effect and (d) comply with all post-petition Contractual Obligations, its certificate of incorporation or by-laws (or other organizational or governing documents) and all Laws applicable to it except to the extent that failure to comply therewith would not, in the aggregate, have a Material Adverse Effect.

Section 5.06      Maintenance of Property; Insurance.

(a)         The Borrowers shall keep all of their material Property useful and necessary in their Business in reasonably good working order and condition (ordinary wear and tear excepted) except to the extent that failure to comply therewith would not, in the aggregate, have a Material Adverse Effect.

(b)         The Borrowers agree to maintain, at the levels and of the types set forth in Schedule 5.06, insurance policies then in effect or, with respect relevant workers’ compensation laws, at the level required to comply with and maintain coverages required by relevant workers’ compensation laws, provided, the Borrowers may continue to self insure or receive insurance through a state fund where they currently do so or place Excess Employers Indemnity Insurance in the State of Texas in lieu of a Workers’ Compensation Policy.  The Borrowers shall assure that the insurance policies required by this Section shall continue to be carried by insurance companies with a general policyholder service rating of not less than “B++” as rated in the most recent available Best’s Insurance Report. In the event that any such insurance company which provides a Borrower an insurance policy or policies required by this Section is no longer financially responsible and capable of fulfilling the requirements of such policies in the reasonable opinion of the Lender, such Borrower shall use commercially reasonable efforts to replace such insurance company within 30 days of receipt of a written request of the Lender; provided, however, that the amount of coverage required pursuant to this Section may be reduced or eliminated, with the written consent of the Lender, if an insurance consultant or insurance broker retained by any Borrower provides a written recommendation that, based upon its evaluation of the such Borrower’s maximum foreseeable loss in the event of a major conflagration, windstorm, explosion, riot, flood, or similar event, a specified lesser amount is believed to be reasonable given the nature of the risks insured.

(c)         With the exception of the Workers’ Compensation and Texas Excess Employers Indemnity Insurance policies, all such policies shall name the applicable Borrower and the Lender as insured parties, beneficiaries or loss payees as their interests may appear.  Each policy shall be in such form and contain such provisions as are generally considered standard for the type of insurance involved and except for any workers’ compensation policy, shall contain a provision to the effect that the insurer shall not cancel or substantially modify the policy provisions without first giving thirty day advance written notice thereof to the applicable Borrower and the Lender (except for non-payment of premium).

(d)         The Borrowers will give prompt written notice to the Lender of any loss or claim in excess of $20,000 (regardless of whether it is covered by insurance), and the Lender may make proof of loss if not made promptly by the applicable Borrower.  Each insurance company is hereby authorized and directed to make payment for such loss directly to the Lender instead of to the applicable Borrower or to the applicable Borrower and the Lender jointly.  Insurance proceeds or any part thereof may be applied by the Lender, at its option, either to the reduction or payment of the Obligations (without the premiums set forth in Section 2.06(c)) or to the repair, rebuilding and restoration of the Property lost, damaged or destroyed, but the Lender shall not be obligated to ensure the proper application of any amount paid over to the applicable Borrower.

Section 5.07      Inspection of Property; Books and Records; Discussions.

(a)         Each Borrower shall keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all applicable Laws shall be made of all dealings and transactions in relation to its businesses and activities;

(b)         Each Borrower shall permit, during regular business hours and upon reasonable notice by the Lender, the Lender, and its representatives, to visit and inspect any of its properties and examine and make abstracts (including photocopies) from any of its books and records;

(c)         Each Borrower shall permit the Lender to discuss the business, operations, properties and financial and other condition of such Borrower (and, to the extent applicable, the other Borrowers) with officers and employees of such Borrower and such Borrower’s independent certified public accountants (which shall be attended by a Responsible Officer if required by such independent certified public accountants); and

(d)         Each Borrower shall permit the Lender and its representatives to conduct audits from time to time of the Inventory and receivables of such Borrower, subject to Section 9.05(a), at the expense of such Borrower.

Section 5.08      Environmental Laws.

(a) Each Borrower shall comply in all material respects with, and take reasonable actions to ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply in all material respects with and maintain, and take reasonable actions to ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or Permits required by applicable Environmental Laws; and

(b) Each Borrower shall conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Bodies regarding Environmental Laws except to the extent that the same are being contested in good faith by appropriate proceedings and the failure to do or the pendency of such proceedings would not reasonably be expected to have a Material Adverse Effect.

Section 5.09      Application of Proceeds.  The Borrowers shall use the proceeds of the Loan as provided in Section 4.12.

Section 5.10     Compliance with Budgets.  As of the end of each week, the aggregate amount of actual disbursements for operating expenses (specifically excluding disbursements for bankruptcy costs and adequate protection costs) by the Borrowers during the applicable week shall not exceed the budgeted amounts for such week (as set forth in the related Weekly Budget) by more than 10% on a weekly cumulative measured basis.

Section 5.11    Compliance with Laws, Etc. Governmental Authorities shall comply, in all material respects with all Laws, licenses and franchises, including all Permits.

Section 5.12     Payment of Taxes, Etc.  Each Borrower shall pay and discharge, and provide Lender with proof of payment thereof, before the same shall become delinquent, all lawful governmental claims, taxes, assessments, charges and levies, except where contested in good faith by proper proceedings, if adequate reserves therefor have been established on the books of the Borrowers in conformity with GAAP.

Section 5.13     Collateral Documents.  Each Borrower, at its sole cost and expense, shall take all actions necessary or reasonably requested by the Lender to maintain each Collateral Document in full force and effect and enforceable in accordance with its terms, including (a) making filings and recordations, (b) making payments of fees and other charges, (c) issuing, and if necessary, filing or recording supplemental documentation, including continuation statements, (d) discharging all claims or other Liens (other than Permitted Liens and Senior Liens) adversely affecting the rights of the Lender in the Collateral, and (e) publishing or otherwise delivering notice to third parties.

Section 5.14     Accounts.  On the Closing Date, each Borrower shall provide notice to all applicable parties (other than taxing authorities) of the revocation of all ACH debit access from any account of such Borrower; it being understood that remittance of taxes be allowed from accounts.  From and after the Closing Date, each Borrower shall cause all Collections to be deposited in the Control Account pursuant to Section 2.16.  Each Borrower hereby authorizes the Lender to collect all payments, checks, drafts and other instruments received by any Borrower and to withdraw and hold in reserve or release to the Borrowers funds from time to time credited to the Control Account in accordance with Section 2.02 or Section 2.03, as applicable.  Other than as permitted pursuant to an approved Weekly Budget, no Borrower shall make any withdrawal from any account set forth on Schedule 4.16, or direct any funds to be sent from any account set forth on Schedule 4.16 (other than the Control Account) to any Person other than the Control Account.

Section 5.15     Bankruptcy Cases.  The Borrowers will use their best efforts to obtain the approval of the Bankruptcy Court of this Agreement and the other Credit Documents.  The Borrowers shall immediately provide to the Lender copies of all Material Pleadings, notices, orders, agreements, and all other documents served, filed or entered, as the case may be, in connection with, or in relation to, the Bankruptcy Cases, including any documents provided by or to the U.S. Trustee or any Statutory Committee.

ARTICLE VI

NEGATIVE COVENANTS

As long as any of the Obligations or Commitments remain outstanding, each of Borrowers hereby agrees with the Lender that:

Section 6.01     Indebtedness.  No Borrower shall contract, create, incur, assume or permit to exist, any Indebtedness, except (a) Indebtedness arising or existing under this Agreement and the other Credit Documents, and (b) Indebtedness existing on the Petition Date and set forth on Schedule 6.01.

Section 6.02     Liens.  No Borrower shall contract, create, incur, assume or permit to exist, any Lien with respect to any of its property or assets of any kind (whether real or personal, tangible or intangible), whether now owned or hereafter acquired, except for Permitted Liens and Senior Liens.

Section 6.03     No Further Negative Pledges.  Except with respect to prohibitions against other encumbrances on specific Property encumbered to secure payment of particular Indebtedness (which Indebtedness relates solely to such specific Property, and improvements and accretions thereto, and is otherwise permitted hereby), no Borrower shall enter into, assume or become subject to any agreement prohibiting or otherwise restricting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired, or requiring the grant of any security for such obligation if security is given for some other obligation.

Section 6.04     Consolidation, Merger, Asset Sale, etc.  Except as contemplated by the sale of the Borrowers or substantially all of their Property in a sale pursuant to section 363 of the Bankruptcy Code:

(a)         No Borrower shall enter into, or cause or permit any of its direct or indirect Subsidiaries to enter into, a transaction of merger or consolidation (including the sale of any Equity Interests or substantially all of the assets of such Borrower or Subsidiary), liquidation, winding-up or dissolution, whether voluntarily or involuntarily (or suffer to permit any such liquidation or dissolution), other than in as permitted under this Agreement; and

(b)         No Borrower shall, without the prior written consent of the Lender (which shall not be unreasonably withheld or delayed) consummate any Asset Sale; provided that any Asset Sale to which the Lender consents shall provide that at least 75% of the consideration in connection therewith shall be cash (and such payment shall be contemporaneous with consummation of such Asset Sale).

Section 6.05      Sale Leasebacks.  Except as set forth in Schedule 6.05, no Borrower shall directly or indirectly, become or remain liable as lessee or as guarantor or other surety with respect to any lease, whether an Operating Lease or a Capital Lease, of any Property, whether now owned or hereafter acquired, (a) which such Person has sold or transferred or is to sell or transfer to any other Person other than the Borrowers; or (b) which such Person intends to use for substantially the same purpose as any other Property which has been sold or is to be sold or transferred by such Person to any other Person in connection with such lease.

Section 6.06      Acquisitions.  No Borrower shall make any Acquisition.

Section 6.07      Investments.  No Borrower shall make any Investment in any Person except for Permitted Investments.

Section 6.08      Restricted Payments.  No Borrower shall make nor permit any Restricted Payments, except for transfers, including capital contributions, from a Borrower to another Borrower.

Section 6.09      No Transfers to Affiliates.  Except as set forth in Schedule 6.09, no assets of any Borrower may be transferred to any Affiliate of the Borrowers absent the consent of the Lender, except for transfers permitted pursuant Section 6.08.

Section 6.10      Limitations on Transactions with Affiliates.  No Borrower shall enter into or permit to exist any transaction or series of transactions with any officer, director or Affiliate of such Person other than (a) intercompany transactions expressly permitted by Section 6.08; (b) normal compensation and reimbursement of expenses of officers and directors (including any retention arrangements approved by the Lender); and (c) except as otherwise specifically limited in this Agreement, other transactions which are entered into in the ordinary course of such Person’s business on terms and conditions substantially as favorable to such Person as would be obtainable by it in a comparable arm’s length transaction with a Person other than an officer, director or Affiliate.

Section 6.11      Payment of Other Indebtedness.

(a)         No Borrower shall pay any Indebtedness arising prior to the Petition Date except as permitted by this Agreement and as approved by the Bankruptcy Court.

(b)         No Borrower shall voluntarily prepay any Indebtedness other than in the ordinary course of business and provided that no Event of Default has occurred and is continuing, except the Obligations in accordance with the terms of this Agreement.

Section 6.12     Modification of Contractual Obligations.  No Borrower shall alter, amend, modify, rescind, terminate or waive any of its rights or obligations under, or fail to comply in all material respects with, any of its material Contractual Obligations; provided, however, that in the event of any breach or event of default by a Person other than the Borrowers, the Borrowers shall promptly notify the Lender of any such breach or event of default and take all such action as may be reasonably necessary in order to avoid having such breach or event of default have a Material Adverse Effect.

Section 6.13     Bankruptcy Matters.  Except as expressly permitted by this Agreement, no Borrower shall incur, create, assume, suffer or permit to exist, or apply to the Bankruptcy Court for authority to incur, create, assume, suffer or permit to exist, any claim or Lien against the Borrowers or the Collateral to be pari passu with or senior to the claims and Liens of the Lender against the Borrowers and the Collateral.

Section 6.14     No Material Pleadings.  No Borrower shall file, nor shall it consent to the filing by any other Person of, any Material Pleading in the Bankruptcy Cases without the prior written consent of the Lender.

Section 6.15     Fiscal Year.  No Borrower shall change its fiscal year from its current fiscal year end.

Section 6.16     Accounting Changes.  No Borrower shall make any change in accounting treatment and reporting practices or tax reporting treatment, except as required by GAAP or applicable Law and disclosed to the Lender.

ARTICLE VII

EVENTS OF DEFAULT

Section 7.01     Events of Default.

An Event of Default shall exist upon the occurrence of any of the following specified events (each an “Event of Default”):

(a)         Payment.  Any Borrower shall:

(i)	default in payment when due of any principal or interest of the Loan; or

(ii)
default, and such default shall continue for three or more Business Days, in payment when due of any fees or other amounts owing under this Agreement or any other Credit Documents or otherwise in connection herewith or therewith; or

(b)         Representations.  Any representation, warranty or statement made or deemed to be made herein, in any of the other Credit Documents, or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove untrue in any material respect on the date as of which it was made or deemed to have been made (other than those which are untrue solely as a result of changes permitted by this Agreement); or

(c)         Covenants.  Any Borrower shall:

(i)	Default in the due performance or observance of any term, covenant or agreement contained in ARTICLE V or ARTICLE VI; or

(ii)
Default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in subsections (a), (b) or (c)(i) of this Section 7.01) contained in this Agreement and such default shall continue unremedied for a period of at least 30 days after the earlier of a Responsible Officer becoming aware of such default or notice thereof by the Lender; or

(d)         Other Credit Documents.  (i) Any Borrower shall default in the due performance or observance of any material term, covenant or agreement in any of the other Credit Documents (subject to applicable grace or cure periods, if any), or (ii) any Credit Document shall fail to be (or any Borrower shall claim or allege in writing that any Credit Document is not) in full force and effect or to give the Lender any material part of the Liens, rights, powers and privileges purported to be created thereby; or

(e)         Defaults under Other Agreements.  With respect to any Indebtedness arising after the Petition Date (other than Indebtedness outstanding under this Agreement) of any Borrower, (i) the occurrence of any default after the Petition Date in any payment (beyond the applicable grace period with respect thereto, if any) with respect to any such Indebtedness; (ii) the occurrence after the Petition Date and continuation of a default in the observance or performance relating to such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event or condition shall occur or condition exist, the effect of which default or other event or condition is to cause, or permit, the holder or holders of such Indebtedness (or trustee or agent on behalf of such holders) to cause (determined without regard to whether any notice or lapse of time is required), any such Indebtedness to become due prior to its stated maturity; or (iii) any such Indebtedness shall be declared due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof; or

(f)          Judgments.  Any Borrower shall fail within 30 days of the date due and payable to pay, bond or otherwise discharge any judgment, settlement or order for the payment of money relating to claims arising after the Petition Date which judgment, settlement or order, when aggregated with all other such judgments, settlements or orders due and unpaid at such time, is not covered by insurance and exceeds $500,000, and which is not stayed on appeal (or for which no motion for stay is pending) or is not otherwise being executed; or

(g)         ERISA.  Any of the following events or conditions, if such event or condition could reasonably be expected to have a Material Adverse Effect:  (i) any “accumulated funding deficiency,” as such term is defined in section 302 of ERISA and section 412 of the Internal Revenue Code, whether or not waived, shall exist with respect to any Plan, or any Lien shall arise on the assets of the Borrowers or any ERISA Affiliate in favor of the PBGC or a Plan; (ii) an ERISA Event shall occur with respect to a Single Employer Plan, which is, in the reasonable opinion of the Lender, likely to result in the termination of such Plan for purposes of Title IV of ERISA; (iii) an ERISA Event shall occur with respect to a Multiemployer Plan or Multiple Employer Plan, which is, in the reasonable opinion of the Lender, likely to result in (A) the termination of such Plan for purposes of Title IV of ERISA, or (B) the Borrowers or any ERISA Affiliate incurring any liability in connection with a withdrawal from, reorganization of (within the meaning of section 4241 of ERISA), or insolvency of (within the meaning of section 4245 of ERISA) such Plan; or (iv) any prohibited transaction (within the meaning of section 406 of ERISA or section 4975 of the Internal Revenue Code) or breach of fiduciary responsibility shall occur which may subject the Borrowers or any ERISA Affiliate to any liability under sections 406, 409, 502(i), or 502(l) of ERISA or section 4975 of the Internal Revenue Code, or under any agreement or other instrument pursuant to which the Borrowers or any ERISA Affiliate has agreed or is required to indemnify any Person against any such liability; or

(h)         Ownership.  There shall occur a Change of Control; or

(i)          Failure to File Sale Motion. Unless otherwise agreed by Lender, (A) failure by any Borrower to have filed with the Bankruptcy Court by the date which is three Business Days after the date of this Agreement a motion for authority to sell substantially all of the assets of the Borrowers pursuant to section 363 of the Bankruptcy Code (the “Sale Motion”) on terms and conditions acceptable to the Lender; (B) the entry of any order of the Bankruptcy Court approving a Sale Motion on terms which are not acceptable to the Lender; or (C) failure of the sale pursuant to such Sale Motion to have been closed on terms acceptable to the Lender by the earlier of the date which is 60 days after the Bankruptcy Court’s entry of the Bid Procedures Order or 135 days after the Petition Date; or

(j)          Prepayment of Other Indebtedness.  After the Petition Date, any Borrower shall pay any Indebtedness arising before the Petition Date other than (i) pursuant to the Critical Vendor Motion and any order thereon; and (ii) in accordance with the terms hereof as permitted by orders of the Bankruptcy Court reasonably satisfactory in form and substance to the Lender; or

(k)         Bankruptcy Cases.  The Bankruptcy Cases shall be dismissed or converted to one or more cases under chapter 7 of the Bankruptcy Code; a trustee under chapter 7 or chapter 11 of the Bankruptcy Code shall be appointed in the Bankruptcy Cases, unless the appointment of such trustee is sought by the Lender; or the Borrowers shall file or support any application for the approval of, or there shall arise, any other claim which is an administrative expense claim having priority over any or all administrative expenses of the kind specified in sections 503(b) or 507(b) of the Bankruptcy Code; or

(l)          Relief to Lien Holders.  The Bankruptcy Court shall enter an order granting relief from the automatic stay applicable under section 362 of the Bankruptcy Code permitting foreclosure on any asset of the Borrowers; or

(m)        First Day Orders. The Borrowers shall fail to obtain all First Day Orders of the Bankruptcy Court within three Business Days after execution of this Agreement; or

(n)         DIP Financing Orders.  The Bankruptcy Court shall enter an order amending, supplementing, staying for a period in excess of five days, vacating or otherwise modifying the Interim DIP Financing Order or the Final DIP Financing Order which is not consented to by the Lender; or

(o)         DIP Financing Final Order.  The Final DIP Financing Order, in a form satisfactory to the Lender and containing the provisions outlined in Section 3.01(e) and the form of order attached as Exhibit E, shall not have been entered by the Bankruptcy Court on or before the expiration of the Interim Period.

Section 7.02      Acceleration; Remedies.  Upon the occurrence and during the continuation of an Event of Default, without further order of, application to, or action by the Bankruptcy Court, the Lender (a) may, by written notice to the Borrowers declare that all or any portion of the Commitments be terminated, whereupon the obligation of the Lender to fund any future Borrowing shall immediately terminate; and/or (b) may, by written notice to the Borrowers declare the Loan, all interest thereon and all other amounts and Obligations payable under this Agreement to be forthwith due and payable, whereupon the Loan, all such interest, and all such amounts and Obligations shall become and be forthwith due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.  In addition, subject solely to any requirement of the giving of notice by the terms of the Interim DIP Financing Order or the Final DIP Financing Order, the automatic stay provided in section 362 of the Bankruptcy Code shall be automatically vacated without further action or order of the Bankruptcy Court, and the Lender shall be entitled to exercise all of its rights and remedies under the Credit Documents and applicable Law, including all rights and remedies with respect to the Collateral.

ARTICLE VIII

ADDITIONAL SECURITY

Section 8.01      Priority and Liens.

(a)         As to all Real Properties, the Borrowers hereby assign and convey as security, grant a security interest in, hypothecate, mortgage, pledge and set over unto the Lender all of the right, title and interest of the Borrowers in all Owned Real Property and in all Real Property Leases, together in each case with all of the right, title and interest of the Borrowers in and to all buildings, improvements, and fixtures related thereto, any lease or sublease thereof, all general intangibles relating thereto and all proceeds thereof, such assignment, conveyance and security interest to have the priorities set forth in Section 2.13 above. Nothing herein to the contrary shall restrict the Lender, on or after the date hereof, from filing a first deed of trust, leasehold deed of trust, first mortgage or comparable security document with respect to any of the Owned Real Property and Leased Real Property to the extent not included in the Initially Secured Owned Real Properties.

(b)         The Borrowers acknowledge that, pursuant to the DIP Financing Orders, the Liens in favor of the Lender in all of such Owned Real Property and Real Property Leases, and all of the other Collateral, shall be perfected without the taking of any further action, including any recordation of any instruments of mortgage or assignment, or the recording or filing of any financing statements, notices of Lien or other similar instruments.

ARTICLE IX

MISCELLANEOUS

Section 9.01      Notices.

Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given (a) on the day of delivery if delivered in person; (b) on the day of delivery if delivered by facsimile upon confirmation of receipt (provided that if delivery is completed after the close of business, then the next Business Day); (c) on the first Business Day following the date of dispatch if delivered using a next-day service by a nationally recognized express courier service; or (d) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated by notice given in accordance with this Section 9.01 by the party to receive such notice:

if to the Borrowers:

c/o Palm Harbor Homes, Inc.
15303 Dallas Parkway, Suite 800
Addison, Texas  75001-4600
Attention:  Larry H. Keener, Chairman, President & CEO
Facsimile:  (972) 764-9020

with a copy (which does not constitute notice) to:

Locke Lord Bissell & Liddell LLP
2200 Ross Avenue, Suite 2200
Dallas, Texas 75201
Attention:  Gina Betts
Facsimile:  (214) 756-8515

If to the Lender:
Fleetwood Homes, Inc.
c/o Cavco Industries, Inc.
1001 North Central Avenue, Suite 800
Phoenix, Arizona  85004-1935
Attention:  James P. Glew, General Counsel
Facsimile:  (602) 256-6189

and:

Robert F. Jordan
Third Avenue Management, LLC
622 Third Avenue
32nd Floor
New York, NY 10017
Facsimile:  (212) 735-0003

with a copy (which does not constitute notice) to:

Garth D. Stevens, Esq.
Snell & Wilmer L.L.P.
One Arizona Center
400 East Van Buren
Phoenix, Arizona 85018
Facsimile:  (602) 382-6070

Section 9.02      Right of Set-Off.  In addition to any rights now or hereafter granted under applicable Law or otherwise, and not by way of limitation of any such rights, upon the occurrence of an Event of Default, the Lender is authorized at any time and from time to time, without presentment, demand, protest or other notice of any kind (all of which rights being hereby expressly waived), to set-off and to appropriate and apply any and all deposits (general or special) and any other indebtedness at any time held or owing by the Lender to or for the credit or the account of the Borrowers against obligations and liabilities of such Person to the Lender hereunder, under the Note, the other Credit Documents or otherwise, irrespective of whether the Lender shall have made any demand hereunder and although such obligations, liabilities or claims, or any of them, may be contingent or unmatured, and any such set-off shall be deemed to have been made immediately upon the occurrence of an Event of Default even though such charge is made or entered on the books of the Lender subsequent thereto.  Any Person purchasing a participation in the Loan and Commitments hereunder pursuant to Section 9.03(c) may exercise all rights of set-off with respect to its participation interest as fully as if such Person were the Lender hereunder.

Section 9.03      Benefit of Agreement.

(a)          Generally.  This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided that, except as expressly provided herein, the Borrowers may not assign or transfer any of their interests without prior written consent of the Lender; provided, further, that the rights of the Lender to transfer, assign or grant participations in its rights and/or obligations hereunder shall be limited as set forth in this Section 9.03, provided however that nothing herein shall prevent or prohibit the Lender from (i) pledging its Loan hereunder to a Federal Reserve Bank in support of borrowings made by the Lender from such Federal Reserve Bank; or (ii) granting assignments or selling participations in the Lender’s Loan and/or Commitments hereunder to its parent company and/or to any Affiliate or Subsidiary of the Lender.

(b)          Assignments.  The Lender may assign all or a portion of its rights and obligations hereunder (including its Obligations and Commitments) to any other Person.  The assigning Lender will give prompt notice to the Borrowers of any such assignment.  Upon the effectiveness of any such assignment, the assignee shall become a “Lender” for all purposes of this Agreement and the other Credit Documents and, to the extent of such assignment, the assigning Lender shall be relieved of its obligations hereunder to the extent of the Loan and Commitments components being assigned.  Each of the Borrowers agrees that upon notice of any such assignment and surrender of the Note, it will promptly provide to the assigning Lender and to the assignee separate promissory notes in the amount of their respective interests substantially in the form of the original Note.

(c)           Participations.  The Lender may sell, transfer, grant or assign participations in all or a portion of the Lender’s rights, obligations or rights and obligations hereunder (including all or a portion of its Commitments or its Loan); provided that (i) the Lender shall remain a “Lender” for all purposes under this Agreement (the Lender’s obligations under the Credit Documents remaining unchanged) and the participant shall not constitute a Lender hereunder; (ii) no such participant shall have, or be granted, rights to approve any amendment or waiver relating to this Agreement or the other Credit Documents except to the extent any such amendment or waiver would (A) reduce the principal of or rate of interest on or fees in respect of the Loan in which the participant is participating or (B) postpone the date fixed for any payment of principal (including extension of the Maturity Date or the date of any mandatory prepayment), interest or fees in which the participant is participating; and (iii) sub-participations by the participant (except to an affiliate, parent company or affiliate of a parent company of the participant) shall be prohibited.  In the case of any such participation, the participant shall not have any rights under this Agreement or the other Credit Documents (the participant’s rights against the Lender in respect of such participation to be those set forth in the participation agreement with the Lender creating such participation) and all amounts payable by the Borrowers hereunder shall be determined as if the Lender had not sold such participation.

Section 9.04      No Waiver; Remedies Cumulative.  No failure or delay on the part of the Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Lender and  the Borrowers shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder.  The rights and remedies provided herein are cumulative and not exclusive of any rights or remedies which the Lender would otherwise have.  No notice to or demand on the Borrowers in any case shall entitle the Borrowers to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Lender to any other or further action in any circumstances without notice or demand.

Section 9.05      Payment of Expenses; Indemnification.

(a)          Each of the Borrowers agrees, jointly and severally, to:  (i) pay all reasonable out-of-pocket costs and expenses of the Lender in connection with (A) the conduct of due diligence including the costs of the Lender for obtaining surveys, environmental assessments and title searches; (B) the negotiation, preparation, execution and delivery and administration of this Agreement and the other Credit Documents and the documents and instruments referred to therein (including the reasonable fees and expenses of counsel of the Lender), up to a maximum of $350,000 in the aggregate; provided that such limitation shall not include any amounts paid or payable by Borrowers in respect of required title insurance policies; (C) any amendment, waiver or consent relating hereto and thereto including, but not limited to, any such amendments, waivers or consents resulting from or related to any work-out, renegotiation or restructure relating to the performance by the Borrowers under this Agreement; and (D) enforcement of the Credit Documents and the documents and instruments referred to therein (including in connection with any such enforcement, the reasonable fees and disbursements of counsel for the Lender); (ii) permit the Lender to perform monthly Inventory and Accounts Receivable field audits at the Borrowers’ expense; provided that the Lender shall not be precluded by application of this clause from conducting additional audits at its own expense; and (iii) pay and hold the Lender harmless from and against any and all present and future stamp and other similar taxes with respect to the foregoing matters and save the Lender harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to the Lender) to pay such taxes.

(b)          Each of the Borrowers, jointly and severally, shall indemnify the Lender and its officers, directors, employees, representatives and agents from and hold each of them harmless against any and all losses, liabilities, claims, damages or expenses incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of (A) any investigation, litigation or other proceeding (whether or not the Lender is a party thereto) related to the entering into and/or performance of any Credit Document, including the management and application of funds deposited in the Control Account or the use of proceeds of the Loan or the consummation of any other transactions contemplated in any Credit Document, including the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding; or (B) the presence or Release of any Hazardous Materials at, under or from any Property owned, operated or leased by the Borrowers or any of its Subsidiaries, or the failure by the Borrowers or any of its Subsidiaries to comply with any Environmental Law (but excluding, in the case of either of clause (A) or (B) above, any such losses, liabilities, claims, damages or expenses to the extent incurred by reason of gross negligence or willful misconduct on the part of the Person to be indemnified).

Section 9.06      Amendments, Waivers and Consents.  No amendment or waiver of any provision of this Agreement nor consent to any departure by the Borrowers therefrom shall in any event be effective unless the same shall be in writing and signed by the Lender, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 9.07      Survival.  All indemnities set forth herein shall survive the execution and delivery of this Agreement, the making of the Loan, the repayment of the Loan and other obligations under the Credit Documents and the termination of the Commitments hereunder, and all representations and warranties made by the Borrowers herein shall survive delivery of the Note and the making of the Loan hereunder.

Section 9.08      Waiver.  Each party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto; (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto; (c) waive compliance with any of the agreements of the other party contained herein; or (d) waive satisfaction of any condition to its obligations hereunder.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby.  No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.  All remedies, rights, undertakings, obligations, and agreements contained herein shall be cumulative and not mutually exclusive.

Section 9.09      Governing Law.  This Agreement and all claims with respect thereto shall be governed by and construed in accordance with the federal bankruptcy law, to the extent applicable, and, where state law is implicated, the laws of the State of Delaware without regard to any conflict of laws rules thereof that might indicate the application of the laws of any other jurisdiction.

Section 9.10      Consent to Jurisdiction; Service of Process; Waiver of Jury Trial.

(a)          The parties hereto irrevocably and unconditionally consent to submit to the jurisdiction of the Bankruptcy Court for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agree not to commence any litigation relating hereto except in the Bankruptcy Court).

(b)          Any and all service of process and any other notice in any such claim shall be effective against any party if given personally or by registered or certified mail, return receipt requested, or by any other means of mail that requires a signed receipt, postage prepaid, mailed to such party as herein provided.  Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction.

(c)          If any claim is brought by any party hereto to enforce its rights or another party’s obligations under this Agreement or any other agreement, document or instrument to be delivered by such party on the Closing Date in connection herewith, the substantially prevailing party in such claim shall be entitled to recover its reasonable attorneys’ fees and expenses and other costs incurred in such claim, in addition to any other relief to which it may be entitled.

(d)          EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.11     Binding Effect; Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.  This Agreement is not assignable by any party without the prior written consent of the other party, except that the Lender may assign this Agreement, in whole or in part, without the consent of Borrowers to a successor or successors under a plan or plans of reorganization confirmed by the Bankruptcy Court.

Section 9.12      Interpretation; Headings.  All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.  All terms defined in this Agreement in their singular or plural forms have correlative meanings when used herein in their plural or singular forms, respectively.  The term “Lender” includes (i) any of the Lender’s successor(s); and (ii) any assignee of the Lender who becomes a party hereto pursuant to Section 9.03.  Unless otherwise expressly provided, the words “include,” “includes” and “including” do not limit the preceding words or terms and shall be deemed to be followed by the words “without limitation.”  All references herein to “Sections” shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.  All references herein to “Schedules” and “Exhibits” shall mean the Schedules and Exhibits attached to this Agreement and forming a part hereof.  The words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole, and not to any particular Article, Section, subsection or clause in this Agreement.  The Section headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.  The parties acknowledge and agree that (a) each party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (b) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; and (c) the terms and provisions of this Agreement shall be construed fairly as to all parties, regardless of which party was generally responsible for the preparation of this Agreement.  Dates and times set forth in this Agreement for the performance of the parties’ respective obligations hereunder or for the exercise of their rights hereunder shall be strictly construed, time being of the essence of this Agreement.  If the date specified or computed under this Agreement for the performance, delivery, completion or observance of a covenant, agreement, obligation or notice by any party, or for the occurrence of any event provided for herein, is a day other than a Business Day, then the date for such performance, delivery, completion, observance or occurrence shall automatically be extended to the next Business Day following such date.  Any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified.

Section 9.13      Severability of Provisions.  If any provision or any portion of any provision of this Agreement shall be held invalid or unenforceable, the remaining portion of such provision and the remaining provisions of this Agreement shall not be affected thereby.  If the application of any provision or any portion of any provision of this Agreement to any Person or circumstance shall be held invalid or unenforceable, the application of such provision or portion of such provision to Persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby.

Section 9.14     Counterparts.  This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts together shall constitute one and the same instrument.  Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, of the parties hereto.

Section 9.15      No Third Party Beneficiaries.  Except as otherwise set forth in this Agreement, no provision of this Agreement is intended to, or shall, confer any third party beneficiary or other rights or remedies upon any Person other than the parties hereto.

Section 9.16     Confidentiality.  Each of the Borrowers and the Lender agrees to keep confidential (and to cause its affiliates, officers, directors, employees, agents and representatives to keep confidential) all written information, materials and documents furnished to the Lender by or on behalf of the Borrower (whether before or after the Closing Date) which relates to the Borrower (the “Information”).  Notwithstanding the foregoing, the parties hereto shall be permitted to disclose Information (a) to its affiliates, officers, directors, employees, agents and representatives in connection with its participation in any of the transactions evidenced by this Agreement or any other Credit Documents or the administration of this Agreement or any other Credit Documents, subject to the provisions of this Section 9.16; (b) to the extent required by applicable Laws and regulations or by any subpoena or similar legal process, or requested by any Governmental Body; (c) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Agreement or any agreement entered into pursuant to clause (d) below, (ii) becomes available to the Lender on a non-confidential basis from a source other than the Borrower or (iii) was available to the Lender on a non-confidential basis prior to its disclosure to the Lender by the Borrower; (d) to any assignee or participant (or prospective assignee or participant) so long as such assignee or participant (or prospective assignee or participant) first specifically agrees in a writing furnished to and for the benefit of the Borrower to be bound by the terms of this Section 9.16; or (e) to the extent that the Borrower shall have consented in writing to such disclosure.  Nothing set forth in this Section 9.16 shall obligate the Lender to return any materials furnished by the Borrower.

Section 9.17     Conflict.  To the extent that there is a conflict or inconsistency between any provision hereof, on the one hand, and any provision of any Credit Document, on the other hand, this Agreement shall control.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

Palm Harbor Homes, Inc., a Florida corporation, as a Borrower

By:	/s/ Larry H. Keener
Name:	Larry H. Keener
Title:	President and Chief Executive Officer

Palm Harbor GenPar, LLC, a Nevada limited liability company, as a Borrower

By:	/s/ Larry H. Keener
Name:	Larry H. Keener
Title:	President

Palm Harbor Mfg., L.P., a Texas limited partnership, as a Borrower

By:	/s/ Larry H. Keener
Name:	Larry H. Keener
Title:	President

Palm Harbor Real Estate, LLC, a Texas limited liability company, as a Borrower

By:	/s/ Larry H. Keener
Name:	Larry H. Keener
Title:	President of Sole Member

Nationwide Homes, Inc., a Delaware corporation, as a Borrower

By:	/s/ Larry H. Keener
Name:	Larry H. Keener
Title:	Chairman

[SIGNATURE PAGE TO CREDIT AGREEMENT]

Palm Harbor Albemarie, LLC, a Delaware corporation, as a Borrower

By:	/s/ Larry H. Keener
Name:	Larry H. Keener
Title:	President

Fleetwood Homes, Inc., a Delaware corporation, as Lender

By:	/s/ Joseph H. Stegmayer
Name:	Joseph H. Stegmayer
Title:	Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT]